UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.    )
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☐	Preliminary Proxy Statement

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☒	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to §240.14a-12

Forbes Energy Services Ltd.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 20, 2015
Dear Fellow Shareholder:
The accompanying proxy is solicited by the Board of Directors of Forbes Energy Services Ltd., a Texas corporation (the “Company”), for use at the 2015 Annual Meeting of Shareholders (the “Annual Meeting”) of the Company to be held on Friday, June 5, 2015 at 9:00 a.m., Central Daylight Savings Time, at the Hyatt Regency Houston, 1200 Louisiana Street, Houston, Texas 77002. For those of you who cannot be present at the Annual Meeting, we urge that you participate by indicating your choices on the proxy form provided to you and completing and returning it at your earliest convenience. If you sign and return your proxy form without specifying your choices, it will be understood that you wish to have your shares voted in accordance with our Board of Directors’ recommendations.
This booklet includes the Notice of Annual Meeting of Shareholders and the Proxy Statement, which contains details of the business to be conducted at the Annual Meeting. At the Annual Meeting, you will have an opportunity to discuss each item of business described in the Notice of Annual Meeting of Shareholders and Proxy Statement and to ask questions about our operations and the Company.
Our 2014 Annual Report to Shareholders, which is not part of the Proxy Statement, provides additional information regarding our financial results for the fiscal year ended December 31, 2014. A copy of our 2014 Annual Report to Shareholders is available at www.forbesenergyservices.com or may be requested from our Assistant Secretary as described elsewhere in the Proxy Statement.
The shares represented by each valid proxy received by the Company on the form solicited by the Board of Directors will be voted in accordance with instructions specified on the proxy. A shareholder giving a duly executed proxy may revoke it before it is exercised by filing with or transmitting to the Assistant Secretary of the Company an instrument or transmission revoking it, or a duly executed proxy bearing a later date.
In addition to the solicitation of proxies by use of this Proxy Statement, directors, officers and employees of the Company may solicit the return of proxies by mail, personal interview, or the Internet. Officers and employees of the Company will not receive additional compensation for their solicitation efforts, but they will be reimbursed for any out-of-pocket expenses incurred. Brokerage houses and other custodians, nominees and fiduciaries will be requested, in connection with the stock registered in their names, to forward solicitation materials to the beneficial owners of such stock.
All costs of preparing, printing, assembling and mailing the Notice of Annual Meeting of Shareholders, this Proxy Statement, the enclosed form of proxy and any additional materials, as well as the cost of forwarding solicitation materials to the beneficial owners of stock and all other costs of solicitation, will be borne by the Company.
It is important that your shares are represented at the Annual Meeting, whether or not you are able to attend personally. Accordingly, please complete, sign, date and return the proxy form as promptly as possible in the envelope provided, or submit your proxy by Internet, as described in the proxy form. If you do attend the Annual Meeting, you may withdraw your proxy and vote your shares in person.
On behalf of our Board of Directors, thank you for your cooperation and continued support.

Sincerely,

/s/ John E. Crisp
John E. Crisp
Chairman, President and Chief Executive Officer

Notice of Annual Meeting of Shareholders
April 20, 2015
Notice is hereby given that the 2015 Annual Meeting of Shareholders (the “Annual Meeting”) of Forbes Energy Services Ltd., a Texas corporation (the “Company”), will be held on Friday, June 5, 2015 at 9:00 a.m., Central Daylight Savings Time, in the Hyatt Regency Houston, 1200 Louisiana Street, Houston, Texas 77002, for the following purposes, as more fully described in the accompanying Proxy Statement:

1.	to elect a board of six directors, each to serve until our next annual meeting of shareholders or until their respective successors have been duly elected and qualified;

2.	to ratify the reappointment of BDO USA, LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2015;

3.	to consider a non-binding advisory vote on executive officers' compensation; and

4.	to transact such other business as may properly come before the Annual Meeting and any postponement(s) or adjournment(s) thereof.
All shareholders are cordially invited to attend the Annual Meeting in person. However, to ensure that each shareholder’s vote is counted at the Annual Meeting, shareholders are requested to complete, sign, date and return the proxy form provided to you as promptly as possible in the envelope provided, or to submit their proxy by Internet, as described in the proxy form previously mailed to you. Shareholders attending the Annual Meeting may vote in person even if they have previously submitted their proxy authorization.
Only shareholders of record as of the close of business on April 9, 2015 are entitled to receive notice of and to vote at the Annual Meeting and any postponement(s) or adjournment(s) thereof. A list of such shareholders shall be open to the examination of any shareholder of record at the Company’s offices during normal business hours for a period of ten days prior to the Annual Meeting, and shall also be open for examination at the Annual Meeting and any postponement(s) or adjournment(s) thereof.

By Order of the Board of Directors,

/s/ L. Melvin Cooper
L. Melvin Cooper
Assistant Secretary
Alice, Texas
April 20, 2015
IT IS IMPORTANT THAT YOUR SHARES OF COMMON STOCK BE REPRESENTED AT THE ANNUAL MEETING REGARDLESS OF THE NUMBER OF SHARES YOU HOLD. PLEASE COMPLETE, SIGN AND MAIL THE PROXY FORM IN THE ENVELOPE PROVIDED OR SUBMIT YOUR PROXY AUTHORIZATION THROUGH THE INTERNET EVEN IF YOU INTEND TO BE PRESENT AT THE ANNUAL MEETING. SUBMITTING YOUR PROXY AUTHORIZATION WILL NOT LIMIT YOUR RIGHT TO VOTE IN PERSON OR TO ATTEND THE ANNUAL MEETING, BUT WILL ENSURE YOUR REPRESENTATION IF YOU CANNOT ATTEND. IF YOU HAVE SHARES OF COMMON STOCK IN MORE THAN ONE NAME, OR IF YOUR SHARES ARE REGISTERED IN MORE THAN ONE WAY, YOU MAY RECEIVE MORE THAN ONE COPY OF THE PROXY MATERIALS. IF SO, SIGN AND RETURN EACH OF THE PROXY FORMS YOU RECEIVE OR SUBMIT YOUR PROXY AUTHORIZATION THROUGH THE INTERNET SO THAT ALL OF YOUR SHARES MAY BE VOTED. YOU MAY REVOKE YOUR PROXY AUTHORIZATION AT ANY TIME BEFORE ITS USE.

Forbes Energy Services LTD
3000 South Business Highway 281
Alice, Texas 78332

PROXY STATEMENT
April 20, 2015

General Information
This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors (the “Board” or the “Board of Directors”) of Forbes Energy Services Ltd. (“FES Ltd” or the “Company”), for the 2015 Annual Meeting of Shareholders to be held on June 5, 2015, and any postponement(s) or adjournment(s) thereof (the “Annual Meeting”). This Proxy Statement and the accompanying Notice of Annual Meeting and proxy form are first being sent or made available to shareholders on or about April 20, 2015.
Record Date and Voting Securities
Shareholders of record as of the close of business on April 9, 2015 (the “Record Date”) are entitled to receive notice of and to vote at the Annual Meeting. As of April 9, 2015, there were 21,904,884 shares of our common stock issued and outstanding. Each outstanding share of common stock is entitled to one vote upon each matter properly submitted to a vote at the Annual Meeting.
Shareholders that are entitled to vote at the Annual Meeting may do so in person at the Annual Meeting, or by proxy submitted by mail or Internet as described on the notice and access form.
Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business. Broker non-votes occur when a broker or other nominee does not have discretionary authority to vote the shares with respect to a particular matter and has not received voting instructions from the beneficial owner with respect to that matter.
The vote of a plurality of the shares entitled to vote and represented at a meeting at which a quorum is present is required for the election of directors. Thus, broker non-votes and abstentions will have no effect on the election of directors.
The affirmative vote of a majority of the shares of common stock entitled to vote and represented in person or by proxy at a meeting at which a quorum is present is required to approve the proposal relating to the ratification of the reappointment of the Company’s independent registered public accounting firm. The proposal related to the non-binding approval of executive compensation is advisory only and therefore does not require a particular number of affirmative votes. Although the advisory vote on executive compensation is non-binding, the compensation committee and Board of Directors value the opinions of our shareholders, and will consider the outcome of the vote when making future compensation decisions for our named executive officers.
Shares represented at the Annual Meeting that abstain with respect to this proposal will be considered in determining whether the requisite number of affirmative votes are cast on such matters. Accordingly, such abstentions will have the same effect as a vote against the ratification of the reappointment of independent registered public accounting firm. Except for the purposes of determining whether a quorum is present, as discussed below, broker non-votes will not be treated as shares represented at the Annual Meeting and are not entitled to vote for purposes of such proposals, and therefore will have no effect.
Quorum
Except as may be otherwise required by law or the Company’s Certificate of Formation (“Certificate of Formation”) or Amended and Restated Bylaws (“Bylaws”), the holders of a majority of the Company’s shares of common stock entitled to vote and present in person or represented by proxy shall constitute a quorum at a meeting of the shareholders. The persons whom we appoint to act as inspectors of election will determine whether a quorum exists. Shares of the Company’s common stock represented by properly executed and returned proxies will be treated as present. Shares of the Company’s common stock present or represented at the Annual Meeting that abstain from voting or that are the subject of broker non-votes will be counted as present for purposes of determining a quorum.

How Your Proxy Will be Voted on Actions to be Taken
The Board of Directors is soliciting a proxy in the enclosed form to provide you with an opportunity to vote on all matters scheduled to come before the Annual Meeting, whether or not you attend in person.
Granting Your Proxy. If you properly execute and return a proxy in the enclosed form, your shares of common stock will be voted as you specify. If you make no specifications, your proxy representing our common stock will be voted:

•	“FOR” each of the proposed director nominees;

•	“FOR” the ratification of the reappointment of independent registered public accounting firm; and

•	"FOR" on a non-binding advisory basis, approval of the compensation of the Company's named executive officers.
We expect no matters to be presented for action at the Annual Meeting other than the items described in this Proxy Statement. By signing and returning the proxy, however, you will give to the persons named as proxies therein discretionary voting authority with respect to any other matter that may properly come before the Annual Meeting, and they intend to vote on any such other matter in accordance with their best judgment.
Revoking Your Proxy. If you submit a proxy, you may subsequently revoke it or submit a revised proxy at any time before it is voted. You may also attend the Annual Meeting in person and vote by ballot, which would cancel any proxy that you previously submitted. If you wish to vote in person at the Annual Meeting but hold your stock in street name (that is, in the name of a broker, bank or other institution), then you must have a proxy from the broker, bank or institution in order to vote at the Annual Meeting.
Proxy Solicitation
We will pay all expenses of soliciting proxies for the Annual Meeting. In addition to solicitations by mail, arrangements have been made for brokers and nominees to send proxy materials to their principals, and we will reimburse them for their reasonable expenses. We may have our employees or other representatives (who will receive no additional compensation for their services) solicit proxies by telephone, telecopy, personal interview or other means. We may choose to engage a paid proxy solicitor to solicit proxies for the Annual Meeting, but have not yet done so.
Shareholder Proposals
If you want us to consider including a proposal in next year’s proxy statement, you must deliver it in writing to the Assistant Secretary, Forbes Energy Services Ltd., 3000 South Business Highway 281, Alice, Texas 78332, by no later than December 22, 2015.
If you want to present a proposal at the 2016 Annual Meeting of Shareholders in person but do not wish to have it included in our proxy statement, you must submit it in writing to our Assistant Secretary, at the above address, by March 7, 2016 to be considered timely, in accordance with the specific procedural requirements set forth in our Bylaws. If you would like a copy of these procedures, please contact our Assistant Secretary for a copy of our Bylaws.
Pursuant to the rules of the Securities Exchange Act of 1934, as amended, or the Exchange Act, the designated proxies may use discretionary authority to vote with respect to shareholder proposals presented in person at the 2015 Annual Meeting if the shareholder making the proposal has not given the Company timely notice of such proposal.
Delivery of One Proxy Statement and Annual Report to a Single Household to Reduce Duplicate Mailings
Each year in connection with the annual meeting of shareholders, we are required to send to each shareholder of record a notice and access form to the proxy statement and annual report, and to arrange for a proxy statement and annual report to be provided to each beneficial shareholder whose shares are held by or in the name of a broker, bank, trust or other nominee. Because some shareholders hold shares of the Company’s common stock in multiple accounts, this process results in duplicate mailings of notice and access forms to shareholders who share the same address. Shareholders may avoid receiving duplicate mailings and save us the cost of producing and mailing duplicate documents as follows:
Shareholders of Record. If your shares are registered in your own name and you are interested in consenting to the delivery of a single proxy statement or annual report, you may contact the Company by mail at 3000 South Business Highway 281, Alice, Texas 78332, by telephone at (361) 664-0549 or by e-mail at lwilson@ForbesEnergyServices.com.

Beneficial Shareholders. If your shares are not registered in your own name, your broker, bank, trust or other nominee that holds your shares may have asked you to consent to the delivery of a single proxy statement or annual report if there are other Company shareholders who share an address with you. If you currently receive more than one proxy statement or annual report at your household, and would like to receive only one copy of each in the future, you should contact your nominee.
Right to Request Separate Copies. If you consent to the delivery of a single proxy statement and annual report but later decide that you would prefer to receive a separate copy of the proxy statement or annual report, as applicable, for each shareholder sharing your address, then please notify us or your nominee, as applicable, and we or they will promptly deliver such additional proxy statements or annual reports. If you wish to receive a separate copy of the proxy statement or annual report for each shareholder sharing your address in the future, you may contact the Company by mail at 3000 South Business Highway 281, Alice, Texas 78332, by telephone at (361) 664-0549 or by e-mail at lwilson@ForbesEnergyServices.com.
Proposal No. 1 – Election of Directors
We currently have six members of the Board of Directors. The Board of Directors has nominated as directors the six persons named below, all of whom have been nominated to serve as directors until the next annual meeting of shareholders or until their successors are duly elected and qualified. If any nominee should be unavailable for election as a result of an unexpected occurrence, the Board’s proxies shall vote such shares for the election of such substitute nominee as the Board of Directors may propose. It is not anticipated that any nominee will be unable or unwilling to serve as a director if elected.
The name, age as of April 2015, principal occupation, and other information highlighting the particular experience, qualifications, attributes and skills that support the conclusion of the nominating and corporate governance committee that such nominee for director should serve as a director of the Company are set forth below.
Dale W. Bossert, 70, was elected as a director upon the Company’s formation effective April 11, 2008, and has served as a director of Forbes Energy Services LLC (“Forbes LLC”), a Delaware subsidiary of the Company since March 20, 2008. Mr. Bossert served as a director of GasFrac Energy Services from its inception in May 2006 until May 2014. In August 2010, GasFrac Energy Services conducted a Canadian initial public offering and was listed on the Toronto Stock Exchange (the “TSX”). Mr. Bossert served as the Chairman of the Board and a director of Turnkey E&P Inc. (“Turnkey”), a company listed on the TSX, from July 2007 to February 2010, and served as a director of Keeper Resources Inc., a company that was listed on the TSX, from September 2004 until its sale in May 2008. Prior to his service as Chairman of the Board and director of Turnkey, he was Turnkey's President and Chief Executive Officer from December 2004 to July 2007. On November 17, 2008, the principal operating subsidiary of Turnkey filed for protection under Chapter 11 of the U.S. Bankruptcy Code. Turnkey was subject to a cease trade order by the Alberta Securities Commission on December 14, 2009 and received cease trade orders from other Canadian securities commissions subsequently. Mr. Bossert resigned as a director of Turnkey on February 14, 2010. Mr. Bossert has served as the President of DWB Oil and Gas Consulting Ltd. from July 2002 to present. Mr. Bossert has approximately 49 years of experience in the upstream oil and natural gas industry and has held various positions with Amoco Corporation in Calgary, Alberta, and Chicago, Illinois, and with Union Pacific Resources Company in Calgary, Alberta, Denver, Colorado, and Fort Worth, Texas. Mr. Bossert has worked for or acted as a consultant to a number of U.S. based energy companies, including Celsius Energy Company, Chesapeake Energy Corp. and Bass Enterprises.
Mr. Bossert’s significant experience, as both a director and an executive officer, with companies in the oil and gas industry, gives him critical insights to the issues presently facing the Company.
Travis H. Burris, 53, was elected as a director upon the Company’s formation effective April 11, 2008, and since the reorganization of the Company’s predecessor limited liability companies under a Delaware holding company, Forbes LLC, effective January 1, 2008 (the “Delaware Reorganization”), has served as a director of Forbes LLC. Since February 2012, Mr. Burris has served as a director of ZaZa Energy, LLC, a NASDAQ listed company, and chairman of its compensation committee. Mr. Burris also serves as the Chairman of the board of directors for several private companies, including: Agrow Credit Corporation, Inc., where he has been a director since 1995; Cash Box Pawn, Inc., where he has been a director since 2000; and Producers Ag Finance, where he has been a director since 2001. Mr. Burris’ past service on boards of directors includes service as the Chairman of the Board of Falfurrias State Bank from 2001 to 2010, as a director of Mesquite Helicopter Service, Inc. from 1994 to 2008, as a director of Mesquite Aviation from 1998 to 2008, as a director of Resonant Technology from 2006 to 2012, and, from 1990 to 2007, as the founder and Chairman of the Board of Alice Loan Company, a real estate development company. Mr. Burris has been President, Chief Executive Officer and a director of Texas Champion Bank since 1987, Founder, and President of G. and G. Loan Company since 1991, and has significant ownership stakes in various ranching and real estate investment businesses.
     Mr. Burris’ experience in finance and banking gives him a broad understanding of the financial structure of the Company and a familiarity with the financial markets available to the Company. Further, Mr. Burris’ work as a director of numerous businesses has given him valuable experience in corporate oversight that he applies to his work on the Board.
John E. Crisp, 53, is the President and Chief Executive Officer of the Company and was appointed to such offices and elected as a director and Chairman of the Board upon the Company’s formation effective April 11, 2008, and since the completion of the Delaware

Reorganization on January 1, 2008, has been the Chairman of the Board, President and Chief Executive Officer of Forbes LLC. Since their reorganization as Delaware limited liability companies in June 2007, Mr. Crisp has served as an executive officer of each of TX Energy Services, LLC, C.C. Forbes, LLC and Superior Tubing Testers, LLC, the entities that now serve as the principal operating subsidiaries of the Company, or the Operating Subsidiaries. Prior to that time, Mr. Crisp helped found the predecessor entities of the Operating Subsidiaries in 2003 and was Director of Operations of one such predecessor entity, TX Energy Services, L.P., from its founding until the reorganization of the Operating Subsidiaries as Delaware limited liability companies in June 2007. Prior to assisting in the founding of the predecessor entities to the Operating Subsidiaries in 2003, Mr. Crisp was a Division Manager at Key Energy from 1998 to 2003. Key Energy acquired Dawson Production Services (“Dawson”) shortly after Dawson acquired Hellums Services, Inc. in 1998. Mr. Crisp became a partner of Hellums in 1995, after serving as their Equipment and Safety Manager from 1990, and served in the same capacity until it was sold to Dawson in 1998, at which time Mr. Crisp was serving as a district manager. Mr. Crisp started in the energy industry in 1978, working as an equipment operator. Mr. Crisp has over 30 years of oilfield services industry experience and has on three separate occasions built and later sold oilfield service businesses. Mr. Crisp currently serves as a director of both Texas Champion Bank and Brush Country Bank. He also serves in various management capacities with regard to certain business ventures described under “Certain Relationships and Related Transactions” beginning on page 28 of this proxy statement.
Mr. Crisp is one of the founders of the Company and its Chief Executive Officer. As such, Mr. Crisp has a thorough understanding of the Company, its operations and the industry in which it operates. Under his leadership, the Company has grown from a small South Texas company to a major North American provider of production and well services. Mr. Crisp’s knowledge of the Company, combined with his long experience working in the oilfield services industry make him an indispensable member of the Board.
Charles C. Forbes, Jr., 61, is the Company’s Executive Vice President and Chief Operating Officer and was appointed to such offices and elected as a director upon the Company’s formation effective April 11, 2008, and since the Delaware Reorganization, has been a director and the Executive Vice President and Chief Operating Officer of Forbes LLC. Since their reorganization as Delaware limited liability companies in June 2007, Mr. Forbes has served as an executive officer of each of our Operating Subsidiaries. Prior to that time, Mr. Forbes helped found the predecessor entities of the Operating Subsidiaries in 2003 and was Director of Operations of one such predecessor entity, C.C. Forbes, L.P. from its founding until the reorganization of the Operating Subsidiaries as Delaware limited liability companies in June 2007. Prior to assisting in the founding of the predecessor entities to the Operating Subsidiaries in 2003, Mr. Forbes founded Forbes Oil & Gas Company, an independent exploration and production company, in the mid-1980s which he continues to operate. From 1998 to 2003, Mr. Forbes served as a consultant to various independent oilfield services companies in South Texas. Mr. Forbes started in the oilfield services industry with Otis Engineering doing workover and wireline work. Mr. Forbes was a part of a group that purchased Hellums Services, Inc. in 1995, which was acquired by Dawson Production Services in 1998. Mr. Forbes started O.K. Well Service in 1978 with three rigs and sold it to Pride Petroleum Services in 1990, when the company had 22 workover rigs, 12 swabbing rigs and 6 winch trucks with approximately 145 employees. Mr. Forbes managed the operations of oil and natural gas leases from 1980 through 2006 and various salt water disposal wells from 1980 through 2006. Mr. Forbes has over 35 years of oilfield services industry experience and has founded, built and later sold oilfield services businesses for the past 20 plus years. Mr. Forbes also serves in various management capacities with regard to certain business ventures described under “Certain Relationships and Related Transactions” beginning on page 28 of this proxy statement.
Mr. Forbes is one of the founders of the Company and its Chief Operating Officer. He has detailed knowledge of the operations of the Company. This combined with Mr. Forbes’ over 35 years of experience in the oilfield industry allow him to make significant contributions to the work done by the Board.
Ted A. Izatt, 59, joined the Board in August 2012. He has more than 30 years of financial experience. From September 2010 until November 2014, he served as Chief Investment Officer for Quantum Reservoir Impact, LLC, or QRI, focusing on acquisitions and capital plays in the oil sector. Since January 2014, he has served as director of Investment Relations and Regulatory Compliance. Currently, he is an Associate in QRI's Scholars and Associates Program. In addition to these positions, Mr. Izatt served as Quantum Reservoir Impact, LLC’s Chief Financial Officer and Principal Financial Analyst from October 2008 through August 2010. Prior to joining Quantum Reservoir Impact, LLC, Mr. Izatt served as Senior Managing Director of Bear Stearns’ fixed income research department from March 2004 to August 2008. From July 1997 to February 2004, Mr. Izatt worked as Senior Vice President with Lehman Brothers covering the global oil and gas sector as an analyst. Prior to that, Mr. Izatt worked as a managing director of Moody’s Investors Service, where he ran its Global Oil and Gas Group, from February 1992 to June 1997. During that period, he covered the global high grade and crossover energy and basic materials industries and, for many years, was ranked by Institutional Investor as the top high-grade fixed income energy analyst. Mr. Izatt also currently serves as a member of the board of directors of Quantum Reservoir Impact, LLC, a privately-held company.
Mr. Izatt’s significant experience, as a director, chief investment officer and chief financial officer, with a company in the oil and gas industry and his years of experience in the financial industry, give him a deep understanding of the issues presently facing the Company and brings added financial expertise to the Board.
William W. Sherrill, 88, was elected as a director upon the Company’s formation effective April 11, 2008, and since the Delaware Reorganization, has served as a director of Forbes LLC. Mr. Sherrill has extensive experience in both operations and finance. In addition to his active business interests, Mr. Sherrill has taught Entrepreneurship as an Executive Professor at the University of Houston’s Bauer College of Business Administration since September 1990. He has served as Chairman of the Center for Entrepreneurship and Innovation and is now the Chairman Emeritus of what is now known as the Wolff Center for Entrepreneurship at such university since September 1993. This program has been ranked in the top three in the nation for the last eight years among similar programs at other universities. Mr. Sherrill has been an Adjunct Professor at the Cullen College of Engineering. From March 1972 to April 1974, Mr. Sherrill was President of Associates Corporation of North America. Mr. Sherrill has served as a director of Gulf and Western and Dasa Corporation. In addition, Mr. Sherrill was a director of the The Federal Deposit Insurance Corporation, a Commissioner to the United Nations Commission for UNESCO (the United Nations Educational, Scientific and Cultural Organization), a Governor of the Federal Reserve System in Washington D.C., Treasurer of the City of Houston, President of a commercial bank, Executive Vice President of a savings and loan association, and President of a federal credit union. Mr. Sherrill holds an MBA from Harvard Graduate School of Business Administration, with Distinction in Finance and Manufacturing.
Mr. Sherrill brings to the Board expertise in areas of business and finance. His long experience, both in industry and academia, allows him to provide critical advice to the Board with regard to key issues facing the Company. His leadership skills allow him to serve effectively as our Lead Independent Director and Chairman of the Audit Committee.
The vote of a plurality of the shares entitled to vote and represented at a meeting at which a quorum is present is required for the election of directors.
The Board of Directors unanimously recommends that the shareholders vote “FOR” the election of each of the nominees.
Board Structure, Risk Oversight, Committee Composition and Meetings

The size of the Board is determined by the Board within a size range of no less than five nor more than seven directors, as required by the Company’s Bylaws. The size of the Board is currently set at six members. During 2014, our Board of Directors held four meetings and took action by unanimous written consent nine times. All of the directors attended at least 75% of the aggregate number of meetings of the Board of Directors and of each committee of the Board on which they served in 2014. The Board intends to meet at least quarterly every year. The Company has established Corporate Governance Guidelines, which may be found on the Investor Relations page of the Company’s website, www.forbesenergyservices.com. The Board delineates the role and responsibilities of Chairman of the Board by reference to the Corporate Governance Guidelines.
Since the founding of the Company in April 2008, Mr. Crisp has served as both the Chief Executive Officer and the Chairman of the Board and Mr. Forbes has served as both the Chief Operating Officer and a director. Mr. Crisp and Mr. Forbes both played a key role in the founding of the Company and are critically involved in the day-to-day operations of the Company. We believe that the optimal leadership structure for the Company is to have these founders and executive officers assume roles on the Board, including Chairman, in the case of Mr. Crisp. We believe that this structure will avoid duplication of efforts and provide clear leadership for the Company.
As a result of the Company’s common stock being listed on the NASDAQ Global Market on August 16, 2011, the Board of Directors applies NASDAQ rules when determining director independence. The Board has determined that Dale W. Bossert, Travis H. Burris, Ted A. Izatt and William W. Sherrill are independent directors as defined by NASDAQ. John E. Crisp and Charles C. Forbes, Jr. are not independent directors as each of such directors are executive officers of the Company and have interests in certain related party transactions that are described in the section titled “Certain Relationship and Related Transactions” below. Although John E. Crisp, the Chairman of the Board, is not an independent director, William W. Sherrill, the Lead Independent Director, is independent. The primary responsibility of the Lead Independent Director is to provide independent leadership. At present, as noted above, a majority of our directors are independent as defined by NASDAQ and as required by NASDAQ rules.
Committees of the Board of Directors
The Board has established three Board committees: the audit committee, the compensation committee, and the nominating and corporate governance committee. The Board delineates the role and responsibilities of each such position by reference to their respective charters. The information below summarizes the functions of each of the committees in accordance with its charter.
Audit Committee
The audit committee has been structured to comply with the requirements of Section 3(a)(58)(A) of the Exchange Act. The Board has determined that the audit committee members have the appropriate level of financial understanding and industry specific knowledge to be able to perform the duties of the position, are financially literate and have the requisite financial sophistication as required by the applicable listing standards of NASDAQ, and qualify as audit committee financial experts as defined in Item 407(d)(s)(ii) of Regulation S-K under the Exchange Act. The charter of the audit committee of the Company, which was amended and restated by the Board on March 17, 2014, may be found on the Investor Relations page of the Company’s website, www.forbesenergyservices.com.
The audit committee, as permitted by, and in accordance with, its charter, is responsible to periodically assess the adequacy of procedures for the public disclosure of financial information and review on behalf of the Board, and report to the Board, the results of its review and its recommendation regarding all material matters of a financial reporting and audit nature, including, but not limited to, the following main subject areas:

•	financial statements, including management’s discussion and analysis thereof;

•	financial information in any annual information form, proxy statement, prospectus or other offering document, material change report, or business acquisition report;

•	press releases regarding annual and interim financial results or containing earnings guidance;

•	internal controls;

•	audits and reviews of financial statements of the Company and its subsidiaries; and

•	filings with securities regulators containing financial information, including filings under Forms 10-K and 10-Q.
The audit committee is responsible to ensure satisfactory procedures for receipt, retention, and treatment of complaints and for the confidential, anonymous submission by employees regarding any accounting, internal accounting controls or auditing matters. Pursuant to these responsibilities, the audit committee monitors the Company’s employee hotline for the submission of such issues. The Board is informed of the audit committee’s activities by reports delivered to the Board.
The Board has determined that the audit committee is best suited to review and approve related party transactions. Pursuant to the Related Persons Transaction Policy, the audit committee reviews related party transactions and determines whether to approve or ratify related party transactions. A summary of the Related Persons Transaction Policy is provided under "Review, Approval or Ratification of Transactions with Related Persons" beginning on page 30 of this Proxy Statement.
The audit committee is responsible to appoint, subject to shareholder ratification, and set the compensation for the independent registered public accounting firm annually and to review and evaluate such external auditor. This external auditor reports directly to the audit committee. The audit committee is responsible to establish the Company’s hiring policies regarding current and former partners and employees of the external auditor. In addition, the audit committee is responsible to pre-approve all audit and non-audit services undertaken by the external auditor.
The audit committee has direct responsibility for overseeing the work of the external auditor engaged for the purpose of preparing or issuing an auditor’s report or performing other audit, review or attest services, including the resolution of disagreements between the external auditor and management.
The audit committee meets at least once per fiscal quarter to fulfill its responsibilities under its charter and in connection with the review of the Company’s quarterly and annual financial statements. In 2014, the audit committee met seven times. The audit committee is comprised of Dale W. Bossert, Travis H. Burris, Ted A. Izatt and William W. Sherrill, each of whom is independent under the rules of NASDAQ, satisfies the financial literacy requirements of NASDAQ and qualifies as an audit committee financial expert under the Exchange Act. Mr. Sherrill is the chair of the audit committee.
Compensation Committee
The compensation committee’s role is to assist the Board in fulfilling its responsibilities relating to matters of compensation, including equity compensation, and to establish a plan of continuity and development for the Company’s senior management. The compensation committee operates under a written charter adopted by the Board, which was amended and restated by the Board on March 17, 2014. The compensation committee periodically assesses compensation of the Company’s executive officers in relation to companies of comparable size, industry and complexity, taking the performance of the Company and such other companies into consideration. The compensation committee makes recommendations to the Board regarding the compensation of the Company’s executive officers other than the Chief Executive Officer. The compensation committee, or together with the other independent directors (as directed by the Board), determines and approves the Chief Executive Officer's compensation based on its evaluation of the Chief Executive Officer's performance in relation to the corporate goals and objectives approved by the compensation committee. In addition, the compensation committee will, as appropriate, review and approve public or regulatory disclosure respecting compensation, including the Compensation Disclosure and Analysis, and the basis on which performance is measured. The compensation committee has the sole authority to retain and compensate any outside adviser as it determines necessary to permit it to carry out its duties. The compensation committee may not form or delegate authority to subcommittees without the prior approval of the Board.
The compensation committee may use the findings and recommendations of compensation consultants to help ensure that management's compensation recommendations properly provide incentives for actions that improve Company performance, and are reasonable when compared to the market for executive talent. In 2013, BDO USA, LLP was engaged to provide a study of compensation programs for directors and executive officers of a broad peer group. In December 2014, the compensation committee selected and directly retained the services of Towers Watson & Co. ("Towers Watson") as a compensation consultant. As part of its services, Towers Watson reviews market data and advises the compensation committee on selecting an appropriate peer group, determining the compensation levels of our chief executive officer, our other named executive officers and our directors, and our incentive plan design. Towers Watson did not provide any other services to the Company and worked with the Company's management, as directed by the compensation committee, only on matters for which the compensation committee is responsible.
The compensation committee is comprised of Dale W. Bossert, Travis H. Burris, and William W. Sherrill, all of whom are independent under the rules of NASDAQ. In 2014, the compensation committee met three times. The compensation committee meets as necessary. Mr. Burris is the chair of the compensation committee.
Nominating and Corporate Governance Committee
The nominating and corporate governance committee’s charter, which was amended and restated by the Board on March 17, 2014, provides that the responsibilities of such committee include:

•	evaluating, identifying and recommending nominees to the Board;

•	considering written recommendations from the shareholders of the Company for nominees to the Board;

•	recommending directors to serve as committee members and chairs;

•	reviewing and developing corporate governance guidelines, policies and procedures for the Board;

•	establishing and administering a periodic assessment procedure evaluating the size of the Board and the performance of both the Board as a whole and its individual members;

•	reviewing disclosure by the Company of matters within the committee’s mandate; and

•	reviewing and evaluating the committee’s charter and efficacy.
The nominating and corporate governance committee is responsible for, among other things, identifying and recommending potential candidates for nomination to the Board. The identification of potential Board members is undertaken with a view to ensuring overall diversity of experience, backgrounds, skills, and geographic representation of Board members. The nominating and corporate governance committee receives advice from the Board and will consider written recommendations from the shareholders of the Company respecting individuals best suited to serve as directors, and, when necessary, develops its own list of appropriate candidates for directorships.
The nominating and corporate governance committee is comprised of Dale W. Bossert, Travis H. Burris, Ted A. Izatt and William W. Sherrill, all of whom are independent under the rules of NASDAQ. The nominating and corporate governance committee met one time in 2014. The nominating and corporate governance committee meets at least annually, and otherwise as necessary. Mr. Bossert is the chair of the nominating and corporate governance committee.
Availability of Committee Charters and Other Information
The charters for our audit, compensation, and nominating and corporate governance committees, as well as our Corporate Governance Guidelines, Second Amended and Restated Employee Code of Business Conduct and Ethics (which applies to all employees including executive officers and includes a portion of the policy applicable specifically to executive officers), and Amended and Restated Code of Business Conduct and Ethics for Members of the Board of Directors, can all be found, free of charge, on the Investor Relations page of the Company’s website, www.forbesenergyservices.com. We intend to disclose any changes to or waivers from the Second Amended and Restated Employee Code of Business Conduct and Ethics applicable to the executive officers and the Amended and Restated Code of Business Conduct and Ethics for Members of the Board of Directors that would otherwise be required to be disclosed under Item 5.05 of Form 8-K on our website. We will also provide printed copies of these materials to any shareholder or other interested person upon request to Forbes Energy Services Ltd., Attn: L. Melvin Cooper, 3000 South Business Highway 281, Alice, Texas 78332. The information on our website is not, and shall not be deemed to be, a part of this report or incorporated into any other filings we make with the Securities and Exchange Commission, or the Commission.
We also make available on our website, free of charge, access to our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and any amendments to those reports, as well as other documents that we file with or furnish to the Commission pursuant to Sections 13(a) or 15(d) of the Exchange Act, as soon as reasonably practicable after such documents are filed with, or furnished to, the Commission.
Nomination Process
It is our Board of Director’s responsibility to nominate members for election to the Board and for filling vacancies on the Board that may occur between annual meetings of shareholders. The nominating and corporate governance committee assists the Board by identifying and reviewing potential candidates for Board membership consistent with criteria approved by the Board. The nominating and corporate governance committee also annually recommends qualified candidates (which may include existing directors) for approval by the Board of a slate of nominees to be proposed for election to the Board at the annual meeting of shareholders. Having considered the qualifications of these individuals, in April 2015, the nominating and corporate governance committee recommended to the Board of Directors the reelection of the six candidates nominated above.

As provided in the Company’s Bylaws, the Board is authorized to nominate and elect a new director when a vacancy occurs between annual meetings of shareholders. In the event of a vacancy on the Board between annual meetings of the Company’s shareholders, the Board may request that the nominating and corporate governance committee identify, review and recommend qualified candidates for Board membership for Board consideration to fill such vacancies, if the Board determines that such vacancies will be filled. The Company’s Bylaws allow for up to seven directors. The Board is permitted by the Bylaws to create a new directorship upon the affirmative vote of 66 2/3% of the directors then in office and to fill existing or newly created directorship slots by a majority vote of the directors then in office.
When formulating its recommendations for potential Board nominees, the nominating and corporate governance committee seeks and considers advice and recommendations from management, other members of the Board and may seek or consider advice and recommendations from consultants, outside counsel, accountants, or other advisors as the nominating and corporate governance committee or the Board may deem appropriate.
Board membership criteria, which are disclosed in the Company’s Corporate Governance Guidelines on the Investor Relations page of the Company’s website, www.forbesenergyservices.com, are determined by the Board, with input from the nominating and corporate governance committee. The Board is responsible for periodically determining the appropriate skills, perspectives, experiences, and characteristics required of Board candidates, taking into account the Company’s needs and current make-up of the Board. This assessment should include appropriate knowledge, experience, and skills in areas deemed critical to understanding the Company and its business; personal characteristics, such as integrity and judgment; and the candidate’s commitments to the boards of other companies. While the Board does not have a formal policy with respect to diversity of potential Board nominees, the nominating and corporate governance committee considers the impact a potential Board nominee would have in terms of increasing the diversity of the Board with respect to professional experience, background, viewpoints, skills and areas of expertise. The resulting diversity of the Board allows each member of the Board an opportunity to provide specific input to Board decisions in his or her respective area of expertise. Each Board member is expected to ensure that other existing and planned future commitments do not materially interfere with the member’s service as a director and that he or she devotes the time necessary to discharge his or her duties as a director. The Board believes the qualification guidelines included as Exhibit A to the Company’s Corporate Governance Guidelines are currently appropriate, but it may change these guidelines as the Company’s and Board’s needs warrant.
Nominations for Directors
The nominating and corporate governance committee will consider candidates for director nominees that are recommended by shareholders of the Company in the same manner as Board recommended nominees, in accordance with the procedures set forth in the Bylaws. Any such nominations should be submitted to the Board of Directors care of the Director of Financial Reporting, Forbes Energy Services Ltd., 3000 South Business Highway 281, Alice, Texas 78332 and accompany it with the following information:

•
appropriate biographical information, a statement as to the qualifications of the nominee and any other information relating to such nominee that is required to be disclosed pursuant to Regulation 14A under the Exchange Act (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected); and

•	the name(s) and address(es) of the shareholder(s) making the nomination and the number of shares of the Company’s common stock that are owned beneficially and of record by such shareholder(s).
The written recommendation should be submitted within the time frame described under the caption “Shareholder Proposals” above.
Communications with the Board of Directors
The Board has approved a process for shareholders and other interested person to communicate with the Board or certain committees thereof. A description of this process entitled “Procedures for Communication with the Board” is located on the Company’s website, www.forbesenergyservices.com.
In addition, employees wishing to report concerns regarding possible unethical or unlawful behavior may call the Company’s toll-free governance hotline at 1-866-887-5494. Our audit committee monitors these calls. All calls are documented, and those reports that are deemed to be substantive will be investigated.
Proposal No. 2 – Selection and Ratification of the Independent Registered Public Accounting Firm
Our audit committee and Board of Directors seek shareholder ratification of the reappointment of BDO USA, LLP to act as the independent registered public accounting firm of the Company for the 2015 fiscal year. If the shareholders do not ratify the appointment of BDO USA, LLP, the audit committee will reconsider this appointment. A representative of BDO USA, LLP will attend our annual meeting. The representative will have the opportunity to make a statement if he or she desires to do so and to respond to appropriate questions.
The affirmative vote of a majority of the shares of common stock entitled to vote and represented in person or by proxy at a meeting at which a quorum is present is required to ratify the selection of the independent auditors.

The Board of Directors unanimously recommends that the shareholders vote “FOR” the ratification of the reappointment of BDO USA, LLP as the Company’s independent registered public accounting firm for fiscal year 2015.
Independent Auditors and Fees
BDO USA, LLP, began serving as the Company’s independent registered public accounting firm on June 23, 2009. The audit committee approved the reappointment of BDO USA, LLP as the Company’s independent registered public accounting firm for the 2015 fiscal year, subject to ratification by the shareholders.
The following table presents fees for professional audit services rendered by BDO USA, LLP for the audit of the Company’s annual financial statements for the years ended December 31, 2014 and December 31, 2013, and fees billed for other services rendered by BDO USA, LLP during those periods.

	Year Ended December 31,
	2014	2013
Audit fees(1)	$867,180	$841,330
Tax fees(2)	118,650	128,419
Other(3)	—	23,356

Total	$985,830	$993,105

(1)
Audit fees: Consists of fees billed for professional services rendered for the audit of the Company’s consolidated financial statements, for the review of the interim condensed consolidated financial statements included in quarterly reports, services that are normally provided by BDO USA, LLP in connection with statutory and regulatory filings or engagements and attest services, except those not required by statute or regulation.

(2)
Tax fees: Consists of tax compliance and preparation and other tax services. Tax compliance and preparation consists of fees billed for professional services related to federal, state and international tax compliance, assistance with tax audits and appeals, and tax return preparation. Other tax services consist of fees billed for other miscellaneous tax consulting and planning.

(3)
Other: Consists of services performed in 2013 related to the preparation of a study of compensation programs of executive officers and directors offered by a peer group in order to assist the compensation committee in establishing and maintaining an appropriate compensation program.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors
The audit committee is responsible for the appointment, retention, termination, compensation and oversight of the independent auditors. The audit committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent auditors. Requests for approval are generally submitted at a meeting of the audit committee. The audit committee may delegate pre-approval authority to a committee member, provided that any decisions made by such member shall be presented to the full committee at its next scheduled meeting.
Proposal No. 3 - Advisory Vote on Executive Compensation
In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, Section 14A of the Exchange Act, and the preference for non-binding advisory votes every three years on executive compensation expressed by the Company’s stockholders at the 2011 Annual Meeting of Stockholders, the Company is providing its shareholders the opportunity to cast a non-binding advisory vote on the compensation of our named executive officers (commonly known as “Say-on-Pay”) through consideration of the following non-binding advisory resolution:
“Resolved, that the shareholders approve the compensation of executives, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and any related material disclosed in this Proxy Statement.”
As more fully described in the “Compensation Discussion and Analysis” section of this Proxy Statement beginning on page 11, the Company’s compensation programs are designed to provide competitive compensation that attracts and retains executive talent, rewards performance and aligns executive goals with the objectives of the Company.
The Company is seeking your approval, on an advisory basis, of the compensation of our named executive officers as described in this Proxy Statement, including the “Compensation Discussion and Analysis”.

This Say-on-Pay vote is advisory; therefore it will not be binding on the Company, our Board of Directors or the compensation committee. However, the compensation committee and Board of Directors values constructive dialogue on executive compensation and other governance topics with our shareholders and encourages all shareholders to vote their shares on this matter. The compensation committee and Board of Directors will consider the outcome of this vote when evaluating future executive compensation programs.

The Board of Directors unanimously recommends that the shareholders vote “FOR” the approval, on an advisory basis, of the compensation for the Company’s named executive officers set forth in the “Compensation Discussion and Analysis”, the “Summary Compensation Table” and the related compensation tables and narrative in this Proxy Statement.

EXECUTIVE OFFICERS
The names, ages as of April 10, 2015, position and other information concerning our executive officers are set forth below.

Name	Age	Position
John E. Crisp	53	Chairman of the Board, President and Chief Executive Officer
Charles C. Forbes, Jr.	61	Executive Vice President and Chief Operating Officer
L. Melvin Cooper	61	Senior Vice President, Chief Financial Officer and Assistant Secretary
John E. Crisp is our President and Chief Executive Officer and was appointed to such offices and elected as a director and Chairman of the Board upon the Company’s formation effective April 11, 2008. Please refer to the section entitled “Proposal No. 1 – Election of Directors” for additional information with respect to Mr. Crisp’s background and experience.
Charles C. Forbes, Jr. is our Executive Vice President and Chief Operating Officer and was appointed to such offices and elected a director upon the Company’s formation effective April 11, 2008. Please refer to the section entitled “Proposal No. 1 – Election of Directors” below for additional information with respect to Mr. Forbes’ background and experience.
L. Melvin Cooper, is our Senior Vice President, Chief Financial Officer and Assistant Secretary and was appointed to such offices upon the Company’s formation effective April 11, 2008. Mr. Cooper also serves as the Senior Vice President and Chief Financial Officer of each of our Operating Subsidiaries. Prior to joining Forbes in 2007, Mr. Cooper served as the Chief Financial Officer or President of companies involved in site preparation for oil and gas exploration companies, supplying products and services to new home builders, and supply chain management. Mr. Cooper has been a Director of Flotek Industries, Inc. (NYSE: FTK), a member of the Audit Committee and a member of the Corporate Governance and Nominating Committee, since 2010, and has been a member of the Compensation Committee since 2011. He is also a member of the Board of Directors and is the Audit Committee Chairman for Par Petroleum Corporation (NYSE: PARR), where he has served since August 2012. In 2014, Mr. Cooper was also elected to the Compensation and Corporate Governance Committees. In 2011, Mr. Cooper received the Board Leadership Fellow designation from the National Association of Corporate Directors ("NACD") where he is also a member of the Board of Directors of the NACD Houston area Tri-City Chapter. Mr. Cooper earned a degree in accounting from Texas A&M University - Kingsville (formerly Texas A&I) in 1975. Mr. Cooper has been a Certified Public Accountant since May 2007.
EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
Our philosophy on the compensation of our executive officers is to provide competitive salary levels and compensation incentives that attract and retain individuals of high quality, recognize performance and align executive goals with the short-term and long-term objectives of the Company and shareholders. Our compensation program is designed to reward performance, leadership and loyalty. The elements of our executive compensation program for our executive officers consist of base salary and benefits, cash bonuses and cash incentive awards and equity incentive awards. We provide base salary and benefits in order to compensate executive officers for their day-to-day services rendered to the Company, cash bonuses and cash incentive awards in order to encourage achievement of operating results over the short-term and equity incentive awards in order to better align the interests of our executive officers with the long-term interests of our shareholders. We believe that each of these three principal elements play a role in achieving our overall compensation objective of attracting and maintain high quality individuals, recognizing performance and aligning executive goals with the objectives of the Company.
We do not have a formal policy for allocating between cash and non-cash compensation, generally or with respect to our named executive officers. Rather the compensation committee evaluates each element of compensation separately and as a whole. In making this evaluation, the compensation committee generally considers information regarding such executive officer's performance; the performance of the Company, past compensation practices and general industry information. In 2013, the compensation committee also considered compensation information from a selected group of peer companies. These peer companies were reviewed and approved by the compensation committee for assessing the competitiveness of 2014 compensation levels. A discussion of how this comparison was conducted and a list of the peer companies considered in 2014 is provided in the section entitled “How and why we benchmark compensation against our peers,” below.
References herein to our "Plan" shall mean that certain 2012 Incentive Compensation Plan adopted by the Board on April 30, 2012 and subsequently approved by the shareholders of the Company at the Company’s 2012 annual shareholder meeting.

Base Salary
As stated above, we provide base salary to our executive officers in order to compensate such officers for the services they provide to the Company, on a day-to-day basis. The base salaries for the executive officers were initially set in May 2008, when we entered into employment agreements with such officers. The compensation committee from time to time evaluates those salaries based on the contributions made, responsibilities assumed and skills possessed by each such executive, as well as the condition of the Company and the overall energy services industry.
In March 2012, the compensation committee determined to increase the base salary of Messrs. Crisp, Forbes and Cooper to $650,000, $650,000 and $425,000, respectively. These increases were made after four years without any salary increases for Messrs. Crisp and Forbes and one year without a salary increase for Mr. Cooper. The compensation committee subsequently determined that these base salaries should remain unchanged for 2013, 2014, and 2015. These salaries are based on the factors described above and a review of compensation practices of our peer group, which is described in greater detail in the section entitled “How and why we benchmark compensation against our peers” beginning on page 14. With respect to the salary of Mr. Cooper specifically, the compensation committee has felt that Mr. Cooper’s talents and achievements, including the completion of debt offerings, bank financings and our NASDAQ listing, make him well qualified to take a position in a company whose size exceeds our peer group. Further, the compensation committee was particularly mindful of the broad scope of responsibilities assumed by Mr. Cooper, including those that would often be associated with a treasurer, controller, corporate secretary or investor relations specialist, which may not be performed by chief financial officers in other similarly situated companies.
Benefits and Perquisites.
The Company provides the executive officers and other employees with perquisites and other personal benefits as part of providing a competitive executive compensation program. The Company provides its executive officers with health, medical, dental and life insurance coverage, as it does for all of its employees, provided that with regard to these benefit plans the Company pays certain premiums for such executive officers that are not covered for all employees. Further, the Company also pays the premiums for a supplemental life insurance policy with a face amount equal to $260,000 for Mr. Forbes and certain family members and the premiums for a supplemental life insurance policy with a face amount equal to $200,000 for Mr. Crisp.
Messrs. Crisp and Forbes have also been provided a company vehicle. Further, Messrs. Crisp, Forbes and Cooper receive a monthly vehicle and fuel allowance of $1,000 per month. This vehicle allowance is also available to certain managers and full-time employees.
Annual Bonuses and Cash Incentive Compensation and Related Stock Grants
The Company uses cash compensation in excess of base salary to encourage achievement of operating results and to create a competitive compensation package for our executive officers. Prior to 2012, this compensation was made exclusively through the payment of cash bonuses determined solely at the discretion of the compensation committee. In March 2012, the compensation committee adopted a new approach to awarding cash compensation in excess of base salary. Rather than merely providing cash bonuses in the sole discretion of the compensation committee, a formal plan was adopted under our Plan, which we often refer to as our annual bonus plan, whereby incentive compensation would be determined based on the Company’s achievement of an adjusted EBITDA target, adjusted EBITDA being a non-GAAP financial measure defined below. For Messrs. Crisp and Forbes, achievement of 75% of the target will earn incentive compensation of 50% of base salary, achievement of 100% of the target will earn a bonus of 100% of base salary, achievement of 125% of the target will earn a incentive compensation of 150% of base salary, and achievement of 130% of the target will earn incentive compensation of 200% of base salary. For Mr. Cooper, achievement of 75% of the target will earn incentive compensation of 30% of base salary, achievement of 100% of the target will earn incentive compensation of 60% of base salary, achievement of 125% of the target will earn incentive compensation of 90% of base salary, and achievement of 130% of the target will earn incentive compensation of 120% of base salary. The value of this incentive compensation is interpolated on a straight-line basis for target results between 75% and 100%, 100% and 125%, or 125% and 130%, as applicable. The compensation committee reserves the discretion to reduce the amount otherwise paid based on their evaluation of significant financial or operational outcomes.

For fiscal 2014, the compensation committee determined to continue this plan and the applicable EBITDA target was set at $63.2 million. The Company reported EBITDA of $75.1 million, or approximately 118% of the target, which exceeded the target vesting metric for this component. This performance entitled each of the executive officers to receive short-term incentive compensation according to the interpolated, straight-line basis approach set forth above. In consideration of the Company's low share price and low share reserve under the Plan, which was 1,301,350 shares as of December 31, 2014, the compensation committee determined to pay the awards under our 2014 annual bonus plan 100% in cash. Therefore, for 2014, in accordance with the above formula, the compensation committee awarded $893,941, $893,941, and $350,700 in cash to Messrs. Crisp, Forbes, and Cooper, respectively.
The compensation committee believes that the adoption of this performance incentive compensation plan, which operates under our Plan, brings greater certainty and executive accountability to the Company’s compensation package. A discussion concerning our use of adjusted EBITDA in connection with compensation-related matters is described in the section entitled “How and why we plan to use adjusted EBITDA to determine whether incentive cash compensation has been earned” on page 15.

In March 2015, the compensation committee, in consultation with Towers Watson, made adjustments to the performance metrics underlying the Company's 2015 annual bonus plan. The Company will continue to use adjusted EBITDA as the primary financial metric for assessing short-term corporate performance and 50% of the potential short-term award will be based on an adjusted EBITDA target. Additionally, in line with the practices of the majority of the Company's peer group, the Company will move the safety metric from long-term equity incentive compensation to the annual bonus plan. For fiscal 2015, 25% of the award under the annual bonus plan will be based on the Company's safety record as compared to the Total Recordable Incident Rate for the North American Industry Classification System code for oil and gas operations (NAICS 213112) as published by the Bureau of Labor Statistics. The final 25% of the award under the annual bonus plan will be based on the leadership demonstrated by each named executive officer. This leadership portion of the annual bonus plan award will be funded to the extent that the threshold adjusted EBITDA target for 2015 is satisfied to reward the executive's leadership, but will be subject to downward adjustment in the compensation committee's discretion. The threshold target and maximum levels of incentive compensation under the annual bonus plan will remain the same for 2015 as for 2014.
Equity Incentive Awards
The Company uses equity incentive awards in order to better align the interests of our executive officers with the long-term interests of our shareholders and to create a competitive compensation package for such officers. Pursuant to the Company’s Plan, the compensation committee is permitted to grant incentive stock options, nonstatutory stock options, stock appreciation rights, restricted stock, restricted stock units and other stock-based incentive compensation, collectively referred to as the "Awards," to employees, directors and consultants of the Company or an affiliate.
In 2014, our named executive officers received an annual restricted stock unit award, vesting in three equal tranches over three years from the grant date. This award was granted on March 28, 2014 and was equal to the number of shares of common stock equal to $400,000, $400,000, and $215,000, for each of Messrs. Crisp, Forbes, and Cooper, respectively, divided by the closing price of the Company’s common stock on the last business day before the day such awards were approved by the compensation committee.
In March 2014, the compensation committee determined to increase long-term equity incentive compensation by a target of $100,000, $100,000, and $50,000 for Messrs. Crisp, Forbes, and Cooper, respectively, in order to increase the ratio of equity to cash compensation for the executive officers making the total target compensation for fiscal 2014 $500,000, $500,000, and $265,000 for each of Messrs. Crisp, Forbes, and Cooper, respectively.
Of the target 2014 award, $200,000, $200,000, and $107,500, for each of Messrs. Crisp, Forbes, and Cooper, respectively, was awarded on March 26, 2015 as a grant of restricted stock units determined by dividing such amounts by the closing price of the Company's common stock on the last business day before the day such awards were approved by the compensation committee. Such awards vest in three equal tranches over three years from the date of the grant. Each named executive officer was awarded the same portion of the target award, $200,000, $200,000, and $107,500, for each of Messrs. Crisp, Forbes, and Cooper, respectively, in a cash bonus to be paid on the same vesting schedule as the restricted stock units.
The remainder of the 2014 long term equity incentive compensation award, $100,000, $100,000, and $50,000 for Messrs. Crisp, Forbes, and Cooper, respectively (the "additional long-term incentive compensation"), is based on the Company meeting a three year average safety record of 35% of the industry average or better as compared to the Total Recordable Incident Rate for the North American Industry Classification System code for oil and gas operations (NAICS 213112) as published by the Bureau of Labor Statistics and an adjusted EBITDA target for calendar year 2014. The safety compliance component and the adjusted EBITDA target component each represents 50% of the additional target long-term equity compensation. These percentages are referred to as the "Component Percentage." If the Company achieves a three year average safety record of 35% or better of the industry average, then the executive officers will receive 100% of the additional long-term target incentive compensation multiplied by the Component Percentage. The adjusted EBITDA target for the additional long-term incentive compensation was $63.2 million for the calendar year 2014. Achievement of 75% of the adjusted EBITDA target will earn target incentive compensation of 50% of the additional long-term incentive compensation multiplied by the Component Percentage, achievement of 100% of the adjusted EBITDA target earns incentive compensation of 100% of the additional long-term incentive compensation multiplied by the Component Percentage, achievement of 125% of the adjusted EBITDA target earns incentive compensation of 150% of the additional long-term incentive compensation multiplied by the Component Percentage, and achievement of 130% of the adjusted EBITDA target will earn incentive compensation of 200% of the additional long-term incentive compensation multiplied by the Component Percentage. The value of this additional long-term incentive compensation based on the adjusted EBITDA target is interpolated on a straight-line basis for target results between 75% and 100%, 100% and 125%, or 125% and 130%, as applicable. For 2014, the Company's achieved adjusted EBITDA of $75.1 million, or approximately 118% of the target, corresponds to an additional long-term incentive compensation award for the adjusted EBITDA Component Percentage of $68,765, $68,765, and $34,382 for Messrs. Crisp, Forbes, and Cooper, respectively. The Company met the average safety record of 35% or better as compared to the Total Recordable Incident Rate for the North American Industry Classification System code for oil and gas operations for 2014. This potion of the additional long-term incentive compensation will be earned if the Company meets this target for the next two years as well. This additional long-term incentive compensation will be paid in shares of common stock of the Company based on the ten day volume weighted average price per share immediately preceding the day the shares vest. The executive officers will be issued immediately vested shares of common stock at the end of the three year period and such shares may be issued net of applicable taxes.
2014 Realized Compensation Table
For the purposes of the "Summary Compensation Table" at page 17, the calculation of "total compensation" includes several items that are driven by accounting assumptions and required to be disclosed by Commission rules. As a result, there can be a significant difference between what is reported as total compensation for a given year in such table and the value actually realized as total compensation for each of our executive officers and what each of them actually receives or take home (i.e., each executive officers "realized compensation"). In order to accurately reflect each of our executive officer's realized compensation, we have included the following table, which compares the total compensation per the "Summary Compensation Table" at page 17 to the realized compensation of each executive officer for 2014. This table should not be viewed as a substitute for the "Summary Compensation Table."
2014 Total Compensation vs. Realized Compensation

	Year	Proxy Reported Compensation (1)	Total Realized Compensation (2)	Realized as a % of Reported
John E. Crisp	2014	$2,217,705	$1,676,898	76%

Charles C. Forbes, Jr.	2014	2,225,527	1,684,720	76%

L. Melvin Cooper	2014	1,064,277	809,814	76%

(1)    As reported in the Total column of the 2014 Summary Compensation Table at page 17.

(2)
Amounts reported in the total realized compensation column include: (a) base salary, (b) actual performance-based cash award payments made during 2014 to each of our executive officers under the Company's annual bonus plan, (c) the value realized upon vesting of restricted stock units during 2014, and (d) amounts reported in the All Other Compensation column of the Summary Compensation Table for 2014 at page 17. As background, realized compensation excludes the following that are specifically included in the 2014 Summary Compensation Table: (1) the grant date fair value of unvested stock awards (as reflected in the Stock Awards column) because it is likely that different amounts will be realized or paid at a future date depending on actual performance of the Company and (2) bonus amounts that were earned in a particular year and actually paid in a subsequent year (as reflected in the Non-Equity Incentive Plan Compensation column).

Clawback Policy
In March 2012, the compensation committee adopted a policy to recover incentive-based compensation paid to any executive officer as required by the provisions of the Dodd-Frank Act, any regulations or rules promulgated thereunder, or any other “clawback” provision required by applicable law or the listing standards of the NASDAQ Global Market. On May 13, 2014, the Company entered into agreements with each of its named executive officers to implement this policy.
Stock Ownership Policy
In March 2015, the compensation committee adopted a stock ownership policy, which applies to the Company's named executive officers and directors. The policy provides a number of shares that the Company's named executive officers must accumulate and hold within five years of the date such individual became subject to the policy. The specific ownership requirements is 1,000,000 shares for the Company's chief executive officer and 100,000 shares for each of the other named executive officers. Each of the named executive officers has satisfied the stock ownership guidelines. The stock ownership guidelines for directors are detailed in the section entitled "2014 Director Compensation."
Elimination of Gross-Ups in Future Employment Agreements
In March 2015, the compensation committee resolved to no longer include "gross-ups" in any new executive employment agreement for any excise taxes.
Tax and accounting treatment issues
Under Section 162(m) of the Code, the Company may not deduct, for federal income tax purposes, compensation paid in excess of $1,000,000 to a named executive officer employed by the Company at year-end unless it qualifies as “performance-based compensation.” While we believe that our Plan makes it possible to take advantage of the deduction of performance-based compensation, in order to ensure competitive levels of total compensation for our executive officers, there may be circumstances in which the Company’s interests are best served by approving compensation for its executive officers that will not meet the requirements of Section 162(m) of the Code and, therefore, will not be deductible by the Company for federal income tax purposes. Accordingly, the compensation committee may approve compensation for one or more of its executive officers that is not deductible for federal income tax purposes.
How and why we benchmark compensation against our peers
We operate in a competitive industry and compete with other companies in that industry for executive officers. In order to ensure that our compensation is effective at attracting and retaining executive talent, we feel it is appropriate to compare our compensation with other companies in our industry.
In 2013, BDO USA, LLP was engaged to provide a study of compensation programs of executive officers and directors offered by a broad peer group in order to assist the compensation committee in establishing and maintaining an appropriate compensation program to better enable the Company to attract and retain highly qualified officers and directors. When evaluating compensation, the compensation committee reviewed a selected group of peer companies and the compensation data related thereto provided by BDO USA, LLP. This group of peer companies consisted of the following:

•	Calfrac Well Services Ltd.

•	C&J Energy Services Inc.

•	Newpark Resources Inc.

•	Tetra Technologies Inc.

•	Basic Energy Services Inc.

•	Flotek Industries Inc.

•	Pioneer Drilling Co.

•	Tesco Corp.

•	Global Geophysical Services Inc.

•	Dawson Geophysical Inc.

•	Furmanite Corp.

•	Natural Gas Services Group Inc.

•	Team, Inc.

•	Parker Drilling Company

•	Matrix Service Company

•	Willbros Group, Inc.

•	Bolt Technology Corp.
This peer group was selected by the compensation committee for use in 2014 compensation decisions based on factors including the size of the companies and their lines of business in consultation with management and after reviewing data provided by BDO USA, LLP. In addition to reviewing the compensation of our peer group for 2014, we used published compensation survey sources as part of the compensation decision-making process.
Based on analysis and survey data provided by Towers Watson, in March, 2015, the compensation committee approved the following peer group for 2015 compensation decisions:

•	Nabors Industries Ltd.

•	Superior Energy Services, Inc.

•	Key Energy Services Inc.

•	Basic Energy Services, Inc.

•	C&J Energy Services, Inc.

•	Matrix Service Company

•	Energy XXI Ltd.

•	SEACOR Holdings Inc.

•	Helix Energy Solutions Group, Inc.

•	Atwood Oceanics, Inc.

•	Newpark Resources Inc.

•	Pioneer Energy Services Corp.

•	TETRA Technologies, Inc.

•	Parker Drilling Co.

•	Hercules Offshore, Inc.

•	Dril-Quip, Inc.

•	PHI Inc.

•	Vantage Drilling Company

•	CARBO Ceramics Inc.

•	Hombeck Offshore Services, Inc.

•	ION Geophysical Corporation

•	Tesco Corporation

•	Nuverra Environmental Solutions, Inc.

•	Gulf Island Fabrication Inc.

•	Gulfmark Offshore, Inc.

•	RigNet, Inc.

•	Dawson Geophysical Company
How and why we plan to use adjusted EBITDA to determine whether incentive cash compensation has been earned
“Adjusted EBITDA” is defined as income (loss) from continuing operations before interest, taxes, depreciation, amortization, gain or loss on early extinguishment of debt and non-cash stock based compensation, excluding non-recurring items. Management does not include gain (loss) on extinguishment of debt or non-cash stock based compensation in its calculations of Adjusted EBITDA, as it believes that such amounts are not representative of our core operations. Further, management believes that most investors exclude gain (loss) on extinguishment of debt and stock based compensation recorded under FASB ASC Topic 718 from customary EBITDA calculations as those items are often viewed as either non-recurring and not reflective of ongoing financial performance or have no cash impact on operations. Adjusted EBITDA is a non-GAAP financial measure that is used as a supplemental financial measure by our management and our investors to assess the financial performance of our assets without regard to financing methods, capital structure or historical cost basis; the ability of our assets to generate cash sufficient to pay interest on our indebtedness; and our operating performance and return on invested capital as compared to those of other companies in the well services industry, without regard to financing methods and capital structure. We use adjusted EBITDA in our quarterly earnings releases, investor conference calls and other filings with the Commission.
Due to the significance of adjusted EBITDA as a measure of the performance of the Company, the compensation committee felt that it was appropriate to tie elements of executive compensation with the achievement of a target level of adjusted EBITDA. The adjusted EBITDA target is set by the compensation committee, after receiving the recommendation of management.

2014 SUMMARY COMPENSATION TABLE
The following table sets forth all compensation paid, payable, awarded, granted, given, or otherwise provided, directly or indirectly, by the Company or a subsidiary thereof, in U.S. dollars, to the individuals who were, at December 31, 2014, the Chief Executive Officer, the Chief Financial Officer and the only other executive officer whose total annual compensation was more than $100,000.

Name and principal position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Non-Equity Incentive Compensation ($)(1)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($) (2)
John E. Crisp	2014	$650,000	—	$610,164(3)	$893,941	—	$ 63,600(9)	$2,217,705
President & Chief	2013	650,000	—	595,000(4)	503,469	—	65,504(10)	1,813,973
Executive Officer	2012	650,000	—	197,305(5)	318,068	—	69,427(11)	1,234,800
Charles C. Forbes, Jr	2014	650,000	—	610,164(3)	893,941	—	71,422(12)	2,225,527
Executive Vice	2013	650,000	—	595,000(4)	503,469	—	68,519(13)	1,816,988
President & Chief Operating Officer	2012	650,000	—	197,305(5)	318,068	—	78,681(14)	1,244,054
L. Melvin Cooper	2014	425,000	—	265,000(6)	350,700	—	23,577(15)	1,064,277
Senior Vice President &	2013	425,000	—	291,500(7)	197,515	—	22,414(16)	936,429
Chief Financial Officer	2012	425,000	—	53,477(8)	124,782	—	26,351 (17)	629,610

(1)    The amounts noted reflect the cash incentive payments to the executive officers under the Company’s annual bonus plan for the years ending December 31, 2014, 2013 and 2012.
(2)    For disclosure of total realized compensation and a comparison to the 2014 Summary Compensation Table, please see the section entitled "2014 Realized Compensation Table" above.

(3)
The amounts noted reflect the grant date fair value of (i) the award of 103,359 restricted stock units granted to each of Messrs. Crisp and Forbes on March 28, 2014 for the long-term incentive portion of the Company's annual executive bonus plan for services performed for the year ended December 31, 2013 and (ii) the award of 20,370 restricted stock units granted on January 3, 2014 and the award of 3,938 restricted stock units granted on March 28, 2014 to each of Messrs. Crisp and Forbes in their capacities as directors for 2013. These amounts also include the target award of $100,000 granted to each of Messrs. Crisp and Forbes on March 28, 2014 that will vest between 0% and 150% based on the achievement of performance conditions and be settled in common stock of the Company. The grant date fair values of the restricted stock units are calculated in accordance with FASB ASC Topic 718.

(4)
The amounts noted reflect the grant date fair value of (i) the award of 133,333 restricted stock units granted to each of Messrs. Crisp and Forbes on January 6, 2013 for the long-term incentive portion of the Company's annual executive bonus plan for services performed for the year ended December 31, 2013 and (ii) the target award of $195,000 of which a maximum of $390,000 was eligible to be earned pursuant to the Company's 2013 annual bonus plan and of which $215,772 was earned based on actual performance. The grant date fair values of the restricted stock units are calculated in accordance with FASB ASC Topic 718.

(5)
The amounts noted reflect the grant date fair value of (i) the award of 53,879 restricted stock units granted to each of Messrs. Crisp and Forbes and (ii) the award of 16,135 restricted stock units granted to each of Messrs. Crisp and Forbes in their capacity as directors during 2012.

(6)
The amount noted reflects the grant date fair value of the award of 55,555 restricted stock units to Mr. Cooper on March 28, 2014 for the long-term incentive portion of the Company's annual executive bonus plan for services performed for the year ended December 31, 2013. The amount also includes the target award of $50,000 granted to Mr. Cooper on March 28, 2014 that will vest between 0% and 150% based on the achievement of performance conditions and be settled in common stock of the Company. The grant date fair values of the restricted stock units are calculated in accordance with FASB ASC Topic 718.

(7)
The amounts noted reflect the grant date fair value of (i) the award of 71,667 restricted stock units granted to Mr. Cooper on January 6, 2013 for the long-term incentive portion of the Company's annual executive bonus plan for services performed for the year ended December 31, 2013 and (ii) the target award of $76,500 of which a maximum of $153,000 was eligible to be earned pursuant to the Company's 2013 annual bonus plan and of which $84,649 was earned based on actual performance. The grant date fair values of the restricted stock units are calculated in accordance with FASB ASC Topic 718.

(8)
The amount noted reflects the grant date fair value of 21,137 restricted stock units to Mr. Cooper on December 31, 2012 under the Company's annual executive bonus plan. The grant date fair values of the restricted stock units are calculated in accordance with FASB ASC Topic 718.

(9)	This amount is comprised of $47,000 for fees earned as a director, $4,203 for premiums paid by the Company for health and life insurance and $12,397 for an automobile and related auto expenses.

(10)	This amount is comprised of $45,000 for fees earned as a director, $2,215 for premiums paid by the Company for health and life insurance and $18,289 for an automobile and related auto expenses.

(11)	This amount is comprised of $47,000 for fees earned as a director, $4,427 for premiums paid by the Company for health and life insurance and $18,000 for an automobile and related auto expenses.

(12)	This amount is comprised of $47,000 for fees earned as a director, $13,108 for premiums paid by the Company for health and life insurance and $11,314 for an automobile and related auto expenses.

(13)	This amount is comprised of $45,000 for fees earned as a director, $5,230 for premiums paid by the Company for health and life insurance and $18,289 for an automobile and related auto expenses.

(14)	This amount is comprised of $47,000 for fees earned as a director, $13,681 for premiums paid by the Company for health and life insurance and $18,000 for an automobile and related auto expenses.
(15) This amount is comprised of $11,121 for premiums paid by the Company for health and life insurance and $12,456 as an allowance for an automobile and related auto expenses.
(16) This amount is comprised of $4,137 for premiums paid by the Company for health and life insurance and $18,277 as an allowance for an automobile and related auto expenses.
(17) This amount is comprised of $8,351 for premiums paid by the Company for health and life insurance and $18,000 as an allowance for an automobile and related auto expenses.

2012 Equity Incentive Plan
The Board of Directors adopted the Plan on April 30, 2012 and the shareholders of the Company subsequently approved the Plan at the Company’s 2012 annual shareholders' meeting. The Plan replaced that certain incentive plan adopted by the Board of Directors and approved by the Company’s sole shareholder in May 2008 (the “2008 Incentive Plan”).
The purpose of the Plan was to promote the success and enhance the value of the Company by linking the interests of employees and the members of our Board to those of our shareholders. We believe that to be successful, our employees need to think like owners. Consistent with this philosophy, our equity program continues to be broad-based to provide us with a competitive advantage in our efforts to hire and retain top talent.
In order to ease the Company’s administration of its equity incentive programs, the Plan combined the shares of common stock authorized for issuance under the 2008 Incentive Plan with 1,022,500 additional shares of common stock authorized for issuance under the Plan. Under the 2008 Incentive Plan, there were a total of 2,977,500 shares of common stock authorized for issuance, of which 2,306,188 shares were issued or were subject to outstanding awards and 671,312 shares remained available for issuance under new awards. Upon the approval of the Plan by the shareholders of the Company, no further awards were made under the 2008 Incentive Plan; however, outstanding awards granted under the 2008 Plan remained subject to the terms and conditions of the 2008 Incentive Plan. Any shares of common stock that were available to be granted under the 2008 Incentive Plan but which were not subject to outstanding awards under the 2008 Incentive Plan, including shares that became available due to the future lapse or forfeiture of outstanding awards, were added to the shares authorized for issuance under the Plan. The total number of shares of common stock that may be issued for awards to any single participant during a calendar year under the Plan (i) for stock options and stock appreciation rights (“SARs”) is 750,000, (ii) for restricted stock units performance shares, performance units and other stock based awards (excluding stock options and SARs) is 750,000, and (iii) for cash awards is $5,000,000. If any outstanding award under the Plan or the 2008 Incentive Plan expires, is terminated or is canceled without having been exercised or settled in full, the shares of common stock subject to the expired, terminated or canceled portion of the award shall be added to the maximum number of shares of common stock authorized under the Plan.
The Plan was drafted to comply with Section 162(m) of the Internal Revenue Code (the “Code”), as amended, which generally disallows a tax deduction to public companies for certain compensation in excess of $1 million paid to certain of our executive officers unless such compensation is based on objective performance goals that are approved by our shareholders. To qualify under Section 162(m), the material terms under which the particular performance-based compensation is to be paid, including (1) the performance goals, (2) the group of employees whose compensation would be subject to the performance goals, and (3) the maximum amount payable to an executive officer, must be disclosed to, and approved by, our shareholders. Section 162(m) requires that the disclosure to our shareholders be specific enough for them to determine the maximum amount of compensation that could be payable to the employee under a performance goal during a specified period. The Company believes that by using equity incentive compensation, the interests of the Company’s stockholders and the Company’s management employees remain aligned over the long-term.

Equity Compensation Plan Information
The following provides certain aggregate information with respect to our equity compensation plans in effect as of December 31, 2014.

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights(1)(2)	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Securities Reflected in First Column)
Equity Compensation Plans Approved by Security Holders	1,786,120	$6.34	1,301,350

Equity Compensation Plans Not Approved by Security Holders	—	—	—

Total	1,786,120	$6.34	1,301,350

(1)	Includes the number of shares of common stock issuable upon the settlement of outstanding restricted stock units.

(2)
On March 26, 2015, the compensation committee and the Board approved the cancellation of the stock options issued on August 11, 2011 and on August 15, 2011 to purchase shares of Company common stock without providing any additional consideration, subject to final documentation. The Board members and executive officers comprise all persons cancelling such options. Pursuant to the Plan, any shares allocable to stock options that are cancelled without being exercised will once again be available for grant under the Plan.

Pension and Retirement Plans
We do not have in place any pension or retirement plan with the exception of a 401(k) retirement plan for substantially all of its employees based on certain eligibility requirements. We may provide profit sharing contributions to the plan at the discretion of management. No such discretionary contributions have been made since inception of the plan.

2014 GRANTS OF PLAN-BASED AWARDS
The following table provides information about the equity and non-equity awards we made to our executive officers under our Plan during the year ended December 31, 2014.

Name	Grant Date	Estimated Future Payouts Under Non- Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(3)
		Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
John E. Crisp		$325,000	$650,000	1,300,000	—	—	—
President & Chief Executive Officer	03/28/14	—	—	—	—	—	—	107,297	—	—	$415,240
	01/03/14							20,370			94,924
					25,000	50,000	100,000
						50,000(4)

Charles C. Forbes, Jr.		325,000	650,000	1,300,000	—	—	—
Executive Vice President & Chief Operating Officer	03/28/14	—	—	—	—	—	—	107,297	—	—	415,240
	01/03/14							20,370			94,924
					25,000	50,000	100,000
						50,000(4)

L. Melvin Cooper.		127,500	255,000	510,000(1)	—	—	—
Senior Vice President & Chief Financial Officer	03/28/14	—	—	—	—	—	—	55,555	—	—	215,000
					12,500	25,000	50,000
						25,000(4)

(1)
Each of our named executive officers was eligible to receive non-equity incentive compensation based on the achievement of performance goals. The amount actually paid to each named executive officer for the year ended December 31, 2014 pursuant to these criteria is reflected in the “2014 Summary Compensation Table” under the heading “Non-Equity Incentive Compensation."

(2)
Each of our named executive officers is eligible to receive equity incentive compensation based on the achievement of performance goals. The target amount of these awards is reflected in the "2014 Summary Compensation Table" under the heading "Stock Awards".

(3)
These amounts represent the award of 103,359 restricted stock units granted to each of Messrs. Crisp and Forbes and 55,555 restricted stock units to Mr. Cooper on March 28, 2014 for the long- term incentive portion of the Company's annual executive bonus plan for services performed for the year ended December 31, 2013. These amounts also include an award of 20,370 restricted stock units granted on January 3, 2014 and an award of 3,938 restricted stock units granted on March 28, 2014 to each of Messrs. Crisp and Forbes for their service as directors.

(4)    There is no threshold or maximum amount for this award. If the performance criteria is achieved, the target award will be granted.

2014 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END
The following table sets forth for each Named Executive Officer all option-based and share-based awards outstanding at December 31, 2014.

	OPTION AWARDS				STOCK AWARDS
Name	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price(1) ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (#)
John E. Crisp,	81,000(2)	—	$9.32	8/11/2018	88,889(6)	$107,556	—	$118,765(8)
President & Chief Executive Officer	18,750(3)	—	9.16	8/15/2021	103,359(7)	125,064	—	—

Charles C. Forbes, Jr.,	81,000(2)	—	9.32	8/11/2018	88,889(6)	107,556	—	118,765(8)
Executive Vice President & Chief Operating Officer	18,750(3)	—	9.16	8/15/2021	103,359(7)	125,064	—	—

L. Melvin Cooper,	81,000(2)	—	9.32	8/11/2018	47,778(6)	57,811	—	59,382(9)
Senior Vice President & Chief Financial Officer	118,750(4)	—	2.60(5)	8/24/2020	55,555(7)	67,222	—	—
	125,000(3)	—	9.16	8/15/2021	—	—	—	—

(1)
The number of shares and price per share information in the table above has been retroactively adjusted to give effect to the Share Consolidation in 2011. On March 26, 2015, the compensation committee and the Board approved the cancellation of the stock options issued on August 11, 2011 and on August 15, 2011 to purchase shares of Company common stock without providing any additional consideration, subject to final documentation. The Board members and executive officers comprise all persons cancelling such options.

(2)	These option-based awards were granted on August 11, 2011. These options are fully vested.

(3)	This option-based award was granted on August 15, 2011 and is fully vested.

(4)	This option-based award was granted on August 24, 2010 and is fully vested.

(5)
At the time of this grant, the Company’s common stock was not traded on a United States national securities exchange, therefore, pursuant to the 2008 Plan, the exercise price was determined using the volume weighted average trading price on the Toronto Stock Exchange over the five-day period immediately preceding the grant date. This exercise price was then converted from Canadian dollars to U.S. dollars. The closing price on the grant date of the Company’s common stock on the “Pink Sheets” over-the-counter market was $2.44 per share (as adjusted for the Share Consolidation).

(6)
This restricted stock unit award was granted on January 6, 2013 for the long term incentive portion of Company's annual executive bonus plan for services performed for the year ended December 31, 2012 and the remaining restricted stock units subject to the award are scheduled to vest in two equal installments on the second and third anniversaries of the grant date.

(7)
This restricted stock unit award was granted on March 28, 2014 for the long term incentive portion of the Company's annual executive bonus plan for services performed for the year ended December 31, 2013 and vests in three equal annual installments over a three year period.

(8)	This amount represents (i) an award of $68,765 based on the Company’s achievement of 2014 EBITDA and (ii) a maximum award of $50,000 based on the Company’s future achievement of certain safety performance criteria. These awards vest on March 26, 2018 and will be converted into the number of shares of Company common stock determined by dividing the cash value by the ten-day volume weighted average price per share immediately preceding the vesting date, and therefore, the number of shares underlying these awards is not calculable at this time.

(9)
This amount represents (i) an award of $34,382 based on the Company’s achievement of 2014 EBITDA and (ii) a maximum award of $25,000 based on the Company’s future achievement of certain safety performance criteria. These awards vest on March 26, 2018 and will be converted into the number of shares of Company common stock determined by dividing the cash value by the ten-day volume weighted average price per share immediately preceding the vesting date, and therefore, the number of shares underlying these awards is not calculable at this time.

OPTIONS EXERCISED AND STOCK VESTED

	Option Awards		Stock Awards
Name	Number of Shares Acquired Upon Exercise (#)	Value Realized Upon Exercise ($)	Number of Shares Vested (#)(1)	Value Realized Upon Vesting ($)
John E. Crisp	—	—	68,752	$244,057
Charles C. Forbes, Jr.	—	—	68,752	244,057
L. Melvin Cooper	—	—	23,889	79,073

(1)	The value realized upon vesting of stock awards is determined by multiplying the number of shares vested by the closing market price of our common stock on the date of vesting.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
Potential payments upon termination, including after change in control, to Messrs. Crisp, Forbes, and Cooper are governed by the terms of their respective employment agreements. We have long-term employment agreements with our three executive officers. Each long-term employment agreement has a current term expiring April 30, 2016. The term of each employment agreement automatically extended for an additional year on May 1, 2012 and will automatically extend for an additional year every May 1 thereafter unless notice of termination is given before any such date by us or the employee. Potential payments upon change in control before termination to the executive officers are governed by the terms of the respective equity award agreements.
Payments Made Upon Termination Without Good Cause
Under the employment agreements, in the event any of Messrs. Crisp, Forbes or Cooper is terminated “without good cause” as defined in the employment agreements, he would be entitled to his base salary, bonus, automobile, and medical and other benefits through the actual expiration date of his employment agreement, and any and all options, rights, or awards granted in conjunction with the Plan would immediately vest.
Payments Made Upon a Change in Control
For purposes of the employment agreements of Messrs. Crisp, Forbes, and Cooper, and the Plan, a “change in control” means:

(1)
the obtaining by any person or persons acting as a group of fifty percent (50%) or more of the voting shares of the Company pursuant to a “tender offer” for such shares as provided under Rule 14d-2 promulgated under the Securities Exchange Act of 1934, as amended, or any subsequent comparable federal rule or regulation governing tender offers; or

(2)
a majority of the members of the Company’s board of directors is replaced during any twelve (12) month period by new directors whose appointment or election is not endorsed by a majority of the members of the Company's board of directors before the date of such new directors’ appointment or election; or

(3)
any person, or persons acting as a group, acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than seventy-five percent (75%) of the total gross fair market value of all of the assets of the Company immediately before such acquisition or acquisitions (other than transfers to related persons as defined in Section 1.409A-3(i)(5)(vii)(B) of the Treasury Regulations).
If we should undergo a change in control while the employment agreements are in effect and any of Messrs. Crisp, Forbes or Cooper is either constructively or actually terminated under the conditions set forth in his agreement, then he will be entitled to receive three times his salary for the year in which the termination occurs, three years of medical and other insurance benefits from the date of termination and, in general, three times the greater of (x) the amount equal to the bonus paid for the last completed year for which bonuses have been paid or (y) the amount equal to the bonus that would have been payable for the then current year. To the extent that such medical benefits may be taxable to the employee or his or her dependents, the Company would gross up the employee for such taxes based on the employee’s actual tax rate, up to 35% (without a gross up on the initial gross up). In addition, under the respective equity award agreements for the executive officers, upon a change in control his unvested stock options or other awards would vest upon the termination event.
In the event that it shall be determined that any payment by the Company to or for the benefit of the executive officers would be subject to the excise tax imposed by Section 4999 of the Code, or any successor provision thereto, by reason of being considered “contingent on a change in ownership or control” of the Company, within the meaning of Section 280G of the Code, or any successor provision thereto, or to any similar tax imposed by state or local law, or any interest or penalties with respect to such tax (such tax or taxes, together with any such interest and penalties, being hereafter collectively referred to as the “Excise Tax”), then the executive officer shall be entitled to receive an additional payment or payments, or gross-up payment, under his employment agreement or change in control agreement. The gross-up payment shall be in an amount such that after payment by such executive officer of all taxes including any Excise Tax (and including any interest or penalties imposed with respect to such taxes and the Excise Tax, other than interest and penalties imposed by reason of such executive officer’s failure to timely file a tax return or pay taxes shown due on such executive officer’s return) imposed upon the gross-up payment, the amount of the gross-up payment retained by such executive officer is equal to the Excise Tax imposed upon the payment.
Payments Made Upon Voluntary Termination or Termination with Cause
If the employment of any of Messrs. Crisp, Forbes or Cooper is terminated for good cause or if any of Messrs. Crisp, Forbes or Cooper voluntarily terminates his employment with the Company, the Company will pay any compensation earned but not paid to him prior to the effective date of termination. Messrs. Crisp, Forbes, and Cooper may voluntarily terminate their employment by giving at least thirty days notice. At any time after such notice, the Company would have the right to relieve the employee of his duties; however salary would continue during the notice period.
Payments Made Upon Permanent Disability or Death
Under the employment agreements, if Messrs. Crisp, Forbes or Cooper become permanently disabled or die during the term of their employment: (i) the Company shall pay to him or his estate the compensation that such executive would have earned through the date of death or determination of permanent disability, including salary, any prior year bonus earned but not yet paid and the pro-rated portion of any current year bonus as and when determined in the ordinary course, and his dependents would be entitled to benefits, including medical, and other benefits and use of a Company automobile for a period of one year from the date of death and (ii) his options, rights or awards granted in conjunction with his incentive compensation and stock option plans would vest upon the date of death or determination of permanent disability. Also, the estate of Messrs. Crisp, Forbes, or Cooper would receive life insurance proceeds from the Company-paid term life insurance policies that were in effect on the date of his or her death.

Material Conditions and Obligations Under the Employment Agreements
Messrs. Crisp, Forbes and Cooper have each agreed that during the term of their respective agreements and for a period of one year after termination, they will not (1) be employed by or associated with or own more than 5% of the outstanding securities of any entity that competed with us in the locations where we operate, (2) solicit any of our employees to terminate their employment or (3) solicit the purchase, performance or providing of any equipment or services which constitute any part of our business to, for or with any of our customers or (4) use, disclose or publish any company confidential information or trade secrets. Notwithstanding the foregoing, the respective agreements of Messrs. Crisp and Forbes permit their involvement with other business ventures provided that they are not competitive with the Company’s business or have been approved by the independent members of the Board. Certain of these transactions are described under “Certain Relationships and Related Transactions” beginning on page 28 of this Proxy Statement.
The following table shows the amount of compensation payable to each of our executive officers under existing contracts, agreements, plans or arrangements, whether written or unwritten, for various scenarios involving termination of employment or a change in control event. The amounts shown assume that such termination was effective as of December 31, 2014, and thus include amounts earned through such time and are estimates of the amounts which would be paid out to such executive officers upon their termination. The equity value calculations use the closing price of our common stock as of December 31, 2014, which was $1.21. The actual amounts to be paid out can only be determined at the time of such executive’s separation from the Company.

2014 POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL (1)

Name and principal position		Voluntary Termination	Termination for Cause	Termination by Company without Cause	Change in Control with Termination for Good Reason by Executive or Without Cause	Death and Permanent Disability
John E. Crisp	Compensation:
President & Chief Executive Officer	Severance	—	—	$3,597,383	$4,631,823	—
	Acceleration of	—	—	232,621	232,621	232,621
	Unvested
	Equity Awards

	Benefits and
	Perquisites:
	Insurance	—	—	37,752	12,608	16,203
	continuation
	280G Tax Gross Up	—	—	—	—	—

	Total	—	—	3,867,756	4,877,052	248,824

Charles C. Forbes, Jr.	Compensation:
Executive Vice President & Chief	Severance	—	—	3,597,383	4,631,823	—
Operating Officer	Acceleration of	—	—	232,621	232,621	232,621
	Unvested
	Equity Awards

	Benefits and
	Perquisites:
	Insurance	—	—	58,502	39,324	25,108
	continuation
	280G Tax Gross Up	—	—	—	—	—
	Total	—	—	3,888,506	4,903,768	257,729

L. Melvin Cooper	Compensation:
Senior Vice President & Chief	Severance	—	—	1,807,381	2,327,100	—
Financial Officer	Acceleration of	—	—	125,032	125,032	125,032
	Unvested
	Equity Awards

	Benefits and
	Perquisites:
	Insurance	—	—	53,871	33,362	23,121
	continuation	—	—
	280G Tax Gross Up	—	—	—	—	—
		—	—
	Total	—	—	1,986,284	2,485,494	148,153

(1)	Calculated as of December 31, 2014.

2014 Director Compensation
The following table details the compensation received by each Director, other than Named Executive Officers, for the year ended December 31, 2014.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Dale W. Bossert	$70,000	$110,164	—	—	—	—	$180,164
Travis H. Burris	75,000	110,164	—	—	—	—	185,164
Janet L. Forbes(3)	19,653	110,164	—	—	—	—	129,817
Ted A. Izatt	52,000	110,164	—	—	—	—	162,164
William W. Sherrill	80,000	110,164	—	—	—	—	190,164

(1)
Each director was granted (i) an award of 20,370 restricted stock units on January 3, 2014 and (ii) an award of 3,938 restricted stock units on March 28, 2014 for his or her service as a director for the year ended December 31, 2013.

(2)	At December 31, 2014, the Company’s non-employee directors had the following options outstanding:

Dale W. Bossert	51,000
Travis H. Burris	51,000
Ted A. Izatt	—
William W. Sherrill	51,000
(3)    Ms. Forbes retired from the Board effective June 11, 2014.

Narrative Discussion
In fiscal 2014, each director received an annual cash retainer of $35,000. The chair of the audit committee, compensation committee and nominating and corporate governance committee each received additional retainers of $25,000, $20,000 and $15,000, respectively. Each director received $2,000 per meeting plus expenses for attendance at any Board or committee meeting.
Prior to 2014, the compensation committee adopted a policy of awarding directors annual grants of that number of shares of common stock equal to $75,000 divided by the average of the closing price of the Company’s common stock on NASDAQ for the 20 trading days immediately preceding the date of the Company’s prior year's Annual Meeting of Shareholders. These stock grants vest in four equal quarterly increments over the course of a year. Pursuant to this policy, in January of 2014, each director, including Mr. Crisp and Mr. Forbes, received 20,370 restricted stock units, provided, however, that due to the timing of the grant of these awards, one quarter vested immediately with the remainder vesting in equal installments on the end of the first three calendar quarters of 2014. In March of 2014, the compensation committee approved an increase to the value of the annual grants of shares of common stock of $14,500, from $75,000 to $89,500. To implement this change the compensation committee approved a one time award of $14,500 on the same terms discussed above to effectuate this increase. As a result of this increase on March 28, 2014, each director, including Mr. Crisp and Mr. Forbes, received 3,938 restricted stock units.
In March 2015, the compensation committee evaluated its director compensation. Towers Watson was engaged to provide a study of compensation programs of directors offered by a broad peer group in order to assist the compensation committee in establishing and maintaining an appropriate compensation program to better enable the Company to attract and retain highly qualified directors. Based on this information, the compensation committee determined to keep the overall level of annual compensation in 2015 consistent with 2014. However, the compensation committee determined that, in consideration of the Company's low share price and low share reserve under the Plan, it was in the best interests of the Company to shift the mix of director compensation to be more heavily weighted towards cash. Therefore, in 2015, each director will receive a cash retainer of $79,750 and an annual equity grant valued at $44,750 divided by the average of the closing price of the Company’s common stock on NASDAQ for the twenty (20) trading days immediately preceding the date of grant. The compensation committee believes this policy provides certainty and predictability to our director compensation structure.

The Company adopted a stock ownership policy in March 2015. Pursuant to this policy, directors are expected to own 100,000 shares of Company stock. Each individual is expected to satisfy the stock ownership requirement within five years of the date such individual became subject to the policy.
Compensation Committee Report
The compensation committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on the review and discussions referenced above, the compensation committee recommended to the Board of Directors that the Compensation Discussion and Analysis referred to above be included in this Proxy Statement.
This foregoing report is given by the following members of the compensation committee:

Travis H. Burris (Chair)
Dale W. Bossert
William W. Sherrill
Compensation Committee Interlocks and Insider Participation
All members of the compensation committee are independent directors, and none of them are present or past employees of ours. No member of the compensation committee has had any relationship with us requiring disclosure under Item 404 of Regulation S-K of the Exchange Act and none of our executive officers has served on the compensation committee (or other committee serving an equivalent function or the full board, if no such committee exists) of any other entity, one of whose executive officers served on our compensation committee. Nevertheless, in the interest of providing information to our shareholders, we have disclosed, in our discussion of “Certain Relationships and Related Transactions” beginning on page 28 of this Proxy Statement, that Mr. Crisp, our President and Chief Executive Officer, serves on the board of directors of Texas Champion Bank for which Mr. Burris, the Chairman of our compensation committee, serves as President and Chief Executive Officer. However, no interlocking relationship exists as Texas Champion Bank has a separate compensation committee and Mr. Crisp does not serve on that committee. We have a business relationship with Texas Champion Bank and, as of December 31, 2014, 2013 and 2012, we had $1.0 million, $0.7 million and $1.0 million, respectively, on deposit with this bank.
Officers Who Also Act As Directors
Our Named Executive Officers who serve as directors receive the same compensation as our other directors for their service as directors.

PRINCIPAL SHAREHOLDERS
The following table sets forth certain information regarding the beneficial ownership of our voting securities as of April 7, 2015:

•	each person who is known to us to be the beneficial owner of more than 5% of our voting securities;

•	each of our directors; and

•	each of our executive officers and all of our executive officers and directors as a group.
Unless otherwise indicated, each person named below has an address in care of our principal executive offices and has sole power to vote and dispose of the shares of voting securities beneficially owned by them, subject to community property laws where applicable.

Name	Common Stock Beneficially Owned(**)	Percentage of Common Stock Beneficially Owned(%)

Executive Officers and Directors:
John E. Crisp	1,480,355(1)	6.8%
Charles C. Forbes, Jr.	2,842,231(1)	13.0%
L. Melvin Cooper	424,650(2)	1.9%
Dale W. Bossert	94,993(3)	*
Travis H. Burris	109,030(3)	*
Ted A. Izatt	40,443	*
William W. Sherrill	70,243(3)	*
All directors and executive officers as a group (7 persons)	5,061,945(4)	23.1%

Other 5% Shareholders:
The West Face Group	5,292,531(5)	19.9%
Steel Excel Inc.	3,749,991(6)	17.1%
Janet L. Forbes	2,361,193	10.8%
The Modern Group Ltd	1,327,750(7)	6.1%
Frigate Ventures LP	1,234,869(8)	5.6%
FMR, LLC	1,814,743(9)	8.3%

*	Indicates beneficial ownership of less than 1% of the total outstanding common stock.

**
“Beneficial ownership” is a term broadly defined by the SEC in Rule 13d-3 under the Securities Exchange Act of 1934, as amended and includes more than typical forms of stock ownership, that is, stock held in the person’s name. The term also includes what is referred to as “indirect ownership,” meaning ownership of shares as to which a person has or shares investment or voting power. For purposes of this table, shares not outstanding that are subject to options, warrants, rights or conversion privileges exercisable within 60 days of April 14, 2014 are deemed outstanding for the purpose of calculating the number and percentage owned by such person, but not deemed outstanding for the purpose of calculating the percentage owned by each other person listed.

(1)	Includes 99,750 shares of common stock issuable upon exercise of options.

(2)	Includes 324,750 shares of common stock issuable upon exercise of options.

(3)	Includes 51,000 shares of common stock issuable upon exercise of options.

(4)	Includes 677,250 shares of common stock issuable upon exercise of options.

(5)
Based on a Schedule 13G/A dated February 14, 2014 filed with the Commission reflecting shares beneficially owned by the reporting person at December 31, 2013. This amount represents shares of common stock currently issuable upon the conversion of the 588,059 shares of Series B Preferred Stock currently held by the West Face Group. Each share of Series B Preferred Stock is convertible at the option of the holder into nine shares of common stock, provided that no holder is entitled to effect such a conversion if it would result in such holder (and affiliates) beneficially owning 20% or more of the number of shares of common stock outstanding immediately after giving effect to the conversion. The West Face Group consists of West Face Long Term Opportunities Limited Partnership, West Face Long Term Opportunities (USA) Limited Partnership and West Face Long Term Opportunities Master Fund L.P. The West Face Group’s address is 2 Bloor Street East, Suite 810, Toronto, Ontario M4W 1A8.

(6)	Based on a Form 4 filed with the Commission on July 7, 2014. Steel Excel Inc.’s address is 2603 Camino Ramon, Suite 200, San Ramon, CA 94583.

(7)	Based on information provided to the issuer by The Modern Group Ltd. on March 25, 2015. The Modern Group Ltd.’s address is P.O. Box 790, Beaumont, TX 77704.

(8)
Based on a Schedule 13G/A dated February 17, 2015 filed with the Commission reflecting shares beneficially owned by the reporting person at December 31, 2014. Frigate Ventures LP's address is 5950 Berkshire Lane, Suite 210, Dallas, TX 75225.

(9)
Based on a Schedule 13G dated February 13, 2015 filed with the Commission reflecting shares beneficially owned by the reporting person at December 31, 2014. FMR, LLC's address is 245 Summer Street, Boston, MA 02210.

Certain Relationships and Related Transactions
The Company and its subsidiaries enter into transactions with related parties in the normal course of conducting business. References in this section to the Company include the Company’s subsidiaries, unless the context indicates otherwise. We believe all of the terms with the companies are comparable to terms that were and are available to us in arm’s- length transactions with non-related parties. Below, are the cash and cash equivalents, accounts payable and accounts receivable balances as of December 31, 2014 and December 31, 2013 as well as the capital expenditures and revenues and expenses for the years ended December 31, 2014, 2013 and 2012 related to the related party transactions.

		As of December 31,
		2014	2013
		(in thousands)
Related parties cash and cash equivalents balances:
Balance at Texas Champion Bank (1)		$1,040	$698
Balance at Brush Country Bank (2)		644	469

Related parties receivable:
Alice Environmental Services, LP/Alice Environmental Holding LLC (3)		$—	$1
Dorsal Services, Inc. (4)		60	61
Wolverine Construction, Inc. (5)		282	123
		$342	$185

Related parties payable:
Alice Environmental Services, LP/Alice Environmental Holding LLC (3)		$83	$218
Dorsal Services, Inc. (4)		25	256
Tasco Tool Services, Inc. (6)		59	16
JITSU Services, LLC (8)		—	30
Texas Quality Gate Guard Services, LLC (9)		11	29
Texas Water Disposal, LLC (15)		8	10
		$186	$559

	Years ended December, 31
	2014	2013	2012
	(in thousands)
Related parties capital expenditures:
Alice Environmental Services, LP/Alice Environmental Holding LLC (3)	$—	$—	$15,567
Tasco Tool Services, Inc. (6)	16	64	196
Resonant Technology Partners (7)	—	—	289
JITSU Services, LLC (8)	240	—	—
	$256	$64	$16,052
Related parties revenue activity:
CJ Petroleum Service LLC (10)	$—	$—	$18
Dorsal Services, Inc. (4)	—	18	—
Tasco Tool Services, Inc. (6)	2	3	1
Wolverine Construction, Inc. (5)	249	152	41
Texas Quality Gate Guard Services, LLC (9)	—	—	4

Testco Well Services, LLC (11)	—	69	18
Texas Water Disposal, LLC (15)	12	15	22
	$263	$257	$104

Related parties expense activity:
Alice Environmental Services, LP/Alice Environmental Holding LLC (3)	$1,861	$1,810	$3,832
CJ Petroleum Service LLC (10)	—	—	294
Dorsal Services, Inc. (4)	371	498	139
Tasco Tool Services, Inc. (6)	224	128	179
FCJ Management, LLC (12)	27	36	36
C&F Partners, LLC (13)	—	—	199
Resonant Technology Partners (7)	—	—	444
Wolverine Construction, Inc. (5)	—	—	37
JITSU Services, LLC (8)	243	396	405
Texas Quality Gate Guard Services, LLC (9)	214	363	362
Animas Holdings, LLC (14)	265	670	26
Testco Well Services, LLC (11)	—	32	5
Texas Water Disposal, LLC (15)	—	498	1,159
CJW Group, LLC (16)	13	—	—
	$3,218	$4,431	$7,117
(1)The Company has a deposit relationship with Texas Champion Bank. Travis Burris, one of the directors of FES Ltd., is also the President, Chief Executive Officer, and director of Texas Champion Bank. Mr. Crisp, our President and Chief Executive Officer, serves on the board of directors.
(2)Messrs. Crisp and Forbes are directors and shareholders of Brush Country Bank, an institution with which the Company conducts business and has deposits.
(3)Messrs. John E. Crisp and Charles C. Forbes, Jr., executive officers and directors of FES Ltd., are owners of Alice Environmental Services, LP, or AES. The Company leases or rents land and buildings, disposal wells, aircraft, and other equipment from AES.
(4)Dorsal Services, Inc. provides trucking services to the Company. Mr. Crisp, an executive officer and director is a partial owner of Dorsal Services, Inc.
(5)Wolverine Construction, Inc, or Wolverine, is an entity that is owned by two sons of Mr. Crisp, an executive officer and director of FES Ltd. Wolverine provided construction and site preparation services to certain customers of the Company.
(6)Tasco Tool Services, Inc., or Tasco, is a down-hole tool company that is partially owned by Mr. Forbes, an executive officer and director of FES Ltd., and Mr. Robert Jenkins a manager of one of the subsidiaries of FES Ltd. Tasco rents and sells tools to the Company from time to time.
(7)Resonant Technology Partners is a computer networking group that provides services to the Company. Travis Burris, a director of the Company, had a noncontrolling interest in the computer networking company, which was sold in July 2012.
(8)JITSU Services, LLC, or JITSU, is a leasing company owned by Mr. Crisp and Janet Forbes, a former director of the Company. The Company currently leases vacuum trucks from JITSU.
(9)Texas Quality Gate Guard Services, LLC, or Texas Quality Gate Guard Services, is an entity owned by Messrs. Crisp and Forbes and a son of Mr. Crisp, an executive officer and director of FES Ltd. Texas Quality Gate Guard Services has provided security services to the Company.
(10)CJ Petroleum Service LLC, or CJ Petroleum, is a company owned by Mr. Crisp, Mr. Forbes, two sons of Mr. Crisp and Janet Forbes, a former director of the Company. The Company paid CJ Petroleum to purchase its rights to certain disposal wells which are no longer rentred from CJ Petroleum. Nevertheless, the Company must still pay the underlying landowners for access to these wells.
(11)Testco Well Services, LLC, or Testco, is a company that provides valve and gathering system testing services to the Company. Mr. Crisp, Mr. Forbes, and a son of Mr. Crisp were partial owners of Testco. In August 2013, Testco was sold to an unrelated third party and as such is no longer a related party. The amounts for 2013 reflect only the period to the sale. Because Testco is not longer a related party, no amounts have been disclosed for fiscal year 2014.
(12)FCJ Management, LLC, or FCJ, is an entity that leases land and facilities to the Company and is owned by Messrs. Crisp, and Forbes and Robert Jenkins, a manager of one of the subsidiaries of FES Ltd.
(13)C&F Partners, LLC is an entity that is owned by Messrs. Crisp and Forbes. The Company had expenses with regard to C&F Partners, LLC related to aircraft rental.
(14)Animas Holdings, LLC, or Animas, is a property and disposal company that is owned by the two sons of Mr. Crisp and three children of Mr. Forbes and Ms. Forbes. The Company pays Animas for waste water disposal and lease facilities.
(15) Texas Water Disposal, LLC. is partially owned by a brother of Mr. Crisp, an executive officer and director of FES Ltd. Texas Water Disposal, LLC is a company that owns a salt water disposal well that is used by the Company.
(16) CJW Group, LLC is an entity that leases facilities to the Company and is partially owned by Messrs. Crisp and Forbes, executive officers and directors of FES Ltd.

Review, Approval or Ratification of Transactions with Related Persons
The Board of Directors adopted a written Related Persons Transaction Policy on March 17, 2014. Prior to the adoption of the Related Persons Transaction Policy, certain significant related party transactions were reviewed and approved by the Board of Directors.

Pursuant to the Related Persons Transaction Policy, any transaction or series of transactions, arrangement or relationship between the company and a “related person” in which such related person has a direct or indirect material interest, and where the amount involved exceeds $120,000, must be submitted to our audit committee for review, approval, or ratification. A “related person” means a director, executive officer or beneficial holder of more than 5% of the Company’s outstanding common stock, or any immediate family member of the foregoing, as well as any entity at which any such person is employed, is a partner or principal (or holds a similar position), or is a beneficial owner of a 10% or greater direct or indirect equity interest.

The Related Persons Transaction Policy requires our audit committee to be provided with full information concerning the proposed transaction, including the benefits to the Company and the related person, any alternative means by which to obtain like benefits, and terms that would prevail in a similar transaction with an unaffiliated third party. In considering whether to approve or ratify any such transaction, the audit committee will consider all relevant factors, including the nature of the interest of the related person in the transaction and whether the transaction may involve a conflict of interest that is not in or consistent with the best interests of the Company and our shareholders.

Specific types of transactions are excluded from the Related Persons Transaction Policy, such as, for example, transactions in which the related person’s interest derives solely from his or her service as a director of another entity that is a party to the transaction.
Further, the Company is required by the indenture governing the notes to obtain the approval of the disinterested Board members when a related party transaction exceeds an aggregate consideration of $500,000 and an opinion regarding the fairness of such transaction from an outside firm when such a transaction exceeds an aggregate consideration of $2.5 million.
Under the agreement governing our existing credit facility, we are only permitted to enter into new transactions with a related party if such transaction is entered into in the ordinary course of business and on an arm-length basis on terms no less favorable than those obtainable form a third-party, subject to certain exceptions, including exceptions for compensation relationships.
Additionally, the Company has a written Second Amended and Restated Employee Code of Business Conduct and Ethics that requires that an employee obtain written approval of the President or the Chief Executive Officer prior to doing business on behalf of the Company with a member of that employee’s family. All of the transactions described above under "Certain Relationships and Related Transactions" on page 28 were entered into prior to the adoption of the Related Persons Transaction Policy and were approved or ratified by the Board of Directors of the Company, including the disinterested members thereof.
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires our officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership with the Commission and NASDAQ. Officers, directors and greater than 10% shareholders are also required by Commission regulations to furnish us with copies of all Section 16(a) forms they file.
Based solely on a review of the Forms 3 and 4 and amendments thereto filed during the 2014 fiscal year and written certifications provided to the Company, the Company believes that all of these reporting persons timely complied with their filing requirements, except (a) John E. Crisp, Charles C. Forbes, Jr. and L. Melvin Cooper each filed a Form 4 late with respect to the payment of a tax liability associated (i) with the vesting of a time-based restricted stock award on January 6, 2014 and (ii) an incentive bonus paid in shares of the Company on March 26, 2014, and (b) John E. Crisp filed a late Form 4 with respect to the payment of a tax liability associated with the vesting of restricted stock awards on January 3, 2014 and March 28, 2014.

Audit Committee Report
In accordance with its written charter adopted by the Board of Directors, the audit committee assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company. Management is responsible for the Company’s financial statements, and the independent auditors are responsible for the examination of those statements.
In keeping with its responsibilities, the audit committee has met and held discussions with management, the independent auditors and the separate accounting consultants engaged to ascertain compliance with Section 404 of the Sarbanes-Oxley Act and to perform the internal audit function. Management represented to the audit committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles in the United States, and the audit committee has reviewed and discussed the consolidated financial statements with management and the independent auditors, both with and without management present. In addition, the audit committee has discussed with the Company’s independent auditors all communications required by generally accepted auditing standards, including those required to be discussed by Auditing Standard No. 16, “Communication with Audit Committees,” as currently in effect and as adopted by the Public Company Accounting Oversight Board, or PCAOB. In addition, the Audit Committee has received written disclosures and the letter from our independent registered public accounting firm required by PCAOB Rule 3526, and has discussed with the independent registered public accounting firm matters pertaining to their independence. The audit committee has discussed with the independent auditors all relationships between the auditors and the Company that may bear on the auditor’s independence and any relationships that may impact their objectivity and independence and satisfied itself as to the auditor’s independence.
Based on the audit committee’s discussions with management and the independent auditors, and the audit committee’s review of the audited financial statements, representations of management and the report of the independent auditors, the audit committee recommended to the Board of Directors that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2014 as filed with the Securities and Exchange Commission. The audit committee reappointed BDO USA, LLP as independent registered public accounting firm for the 2015 fiscal year, subject to shareholder ratification.

AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

William W. Sherrill (Chair) Travis H. Burris Dale W. Bossert Ted A. Izatt

April 20, 2015

Other Matters
Neither we nor any of the persons named as proxies know of matters other than those described above to be voted on at the 2015 Annual Meeting of Shareholders. However, if any other matters are properly presented at the Annual Meeting, it is the intention of the persons named as proxies to vote in accordance with their judgment on these matters, subject to the direction of the Board of Directors.
Our 2014 Annual Report to Shareholders, which contains a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, accompanies this Proxy Statement, but is not to be deemed a part of the proxy soliciting material.
Shareholders may also obtain a copy of our 2014 Annual Report to Shareholders or the Company’s Annual Report on Form 10-K most recently filed with the Commission without charge by writing to the Assistant Secretary of the Company at 3000 South Business Highway 281, Alice, Texas 78332. The Company’s Annual Report on Form 10-K and other filings with the Commission may also be accessed on the Company’s website at www.forbesenergyservices.com.

By Order of the Board of Directors,

/s/ L. Melvin Cooper
L. Melvin Cooper Assistant Secretary

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FORBES ENERGY SERVICES LTD. 3000 SOUTH BUSINESS HIGHWAY 281 ALICE, TX 78332 ATTN: L. MELVIN COOPER	ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
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The Board of Directors recommends that you vote FOR each of the following:		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
		☐	☐	☐
1. Election of Directors Nominees:

01 Dale W. Bossert	02 Travis H. Burris	03 John E. Crisp

04 Charles C. Forbes, Jr.	05 Ted A. Izatt	06 William W. Sherrill

The Board of Directors recommends you vote FOR proposals 2 and 3.						For	Against	Abstain

2. Ratification of Selection of Auditors - To ratify the reappointment of BDO USA, LLP as the Company’s independent registered public accounting firm for the fiscal year 2015.						☐	☐	☐

3. To approve, on a non-binding advisosry basis, the compensation of the Company's named executive officers as set forth in the proxy statement.

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

For address change/comments, mark here.					☐
(see reverse for instructions)		Yes	No

Please indicate if you plan to attend this meeting.		☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date				Signature (Joint Owners)		Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report is/are available at www.proxyvote.com.

FORBES ENERGY SERVICES LTD.
ANNUAL MEETING OF SHAREHOLDERS
JUNE 5, 2015
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
The stockholder hereby appoint(s) John E. Crisp and L. Melvin Cooper, or any of them, as proxies, with full powers of substitution, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of Forbes Energy Services Ltd. that the shareholder(s) are entitled to vote at the Annual Meeting of Shareholders to be held at 9:00 a.m. Central Time on June 5, 2015, at the Hyatt Regency Houston located at 1200 Louisiana Street, Houston, Texas 77002 and any adjournment or postponement thereof.
THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE SHAREHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS, AND FOR PROPOSAL 2.
PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE
ENCLOSED REPLY ENVELOPE.
Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)
Continued and to be signed on reverse side